Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABERDENE MINES LIMITED
 (Name of small business issuer in its charter)

Nevada	1081	88-0454792
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ABERDENE MINES LIMITED	NEVADA CORPORATE HEADQUARTERS
101 Convention Center Drive	101 Convention Center Drive
Las Vegas, Nevada	Las Vegas, Nevada
(800) 430-4034	(702) 873-3488
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling
Shareholders	6,500,000	$0.33	$2,145,000	$271.72

Total	6,500,000	$0.33	$2,145,000	$271.72

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ABERDENE MINES LIMITED
6,500,000 Shares of Common Stock

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "ABRM." On December 5, 2005, the closing price of our common stock was $0.33.

We are registering for sale by selling shareholders, 6,5000,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated on January 21, 2000 in the State of Nevada. Our principal executive offices are located at Suite 700, 101 Convention Center Drive, Las Vegas, Nevada, 89109. Our toll free telephone number is 800 430-4034.

Our shares of common stock are quoted in the United States on the National Association of Securities Dealers Over-the Counter-Bulletin Board (the "OTCBB") with the symbol "ABRM".

We have commenced very limited operations and we currently have no business revenue or significant assets. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Our primary operational activities have been focused on very limited analysis and exploratory drilling on a mineral exploration project described in this registration statement, over which we have an option to acquire or the right to explore the mineral claims.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	6,500,000 shares of common stock
Offering price per share	At the market
Net proceeds to us	None
Number of shares outstanding before the offering	60,491,852
Number of shares outstanding after the offering if all of the shares are sold	60,491,852

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	September 30, 2005	June 30, 2005	June 30, 2004
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$1,479,287	$357,196	$288,780
Total Liabilities	$515,416	$458,965	$57,405
Stockholders Equity (Deficit)	$963,871	$(101,769)	$231,375

	Three Months Ended	Year Ended	Year Ended
	September 30, 2005	June 30, 2005	June 30, 2004
	(Unaudited)	(Audited)	(Audited)
Income Statement
Revenue	$0	$0	$0
Total Expenses	$679,117	$4,025,401	$1,601,036
Net Loss	$(679,117)	$(4,025,401)	$(1,601,036)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ABERDENE MINES LIMITED:

  We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

  We have a limited operating history and must be considered in the exploration stage. Our company's operations will be subject to all the risks inherent in the establishment of an exploration enterprise and the uncertainties arising from the absence of a significant operating history. No assurance can be given that we may be able to operate on a profitable basis.

  If we do not obtain additional financing, our business will fail and our investors could lose their investment.

  We had cash in the amount of $1,124,077 and working capital of $1,243,956 as of September 30, 2005. We currently do not generate revenues from our operations. Our business plan calls for substantial investment and cost in connection with the acquisition and exploration of our mineral properties currently under lease and option. Any direct acquisition of any of the claims under lease or option is subject to our ability to obtain the financing necessary for us to fund and carry out exploration programs on the subject properties. The requirements are substantial. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including market prices for minerals, investor acceptance of our properties, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. The most likely source of future funds presently available to us is through the sale of equity capital and loans. Any sale of share capital will result in dilution to existing shareholders.

  Because there is no assurance that we will generate revenues, we face a high risk of business failure.

  We have not earned any revenues as of the date of this annual report and have never been profitable. We do not have an interest in any revenue generating properties. We were incorporated in January 2000 and to date have been involved primarily in organizational activities and very limited exploration activities. Prior to our being able to generate revenues, we will incur substantial operating and exploration expenditures without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We have limited operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception to September 30, 2005 is $6,669,670. We recognize that if we are unable to generate significant revenues from our activities, we will not be able to earn profits or continue operations. Based upon current plans, we also expect to incur significant operating losses in the future. We cannot guarantee that we will be successful in raising capital to fund these operating losses or generate revenues in the future. We can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail and our investors could lose their investment.

  Because of the speculative nature of exploration of natural resource properties, there is substantial risk that this business will fail.

  There is no assurance that any of the claims we explore or acquire will contain commercially exploitable reserves of minerals. Exploration for natural resources is a speculative venture involving substantial risk. Hazards such as unusual or unexpected geological formations and other conditions often result in unsuccessful exploration efforts. We may also become subject to significant liability for pollution, cave-ins or hazards, which we cannot insure or which we may elect not to insure.

  We may not have access to all of the supplies and materials we need for exploration, which could cause us to delay or suspend operations.

  Competition and limited industry suppliers may result in occasional shortages of supplies, such as dynamite, and certain equipment such as excavators that we need to conduct exploration activities. We have negotiated any long term contracts with any suppliers of products, equipment or materials. If we cannot find the products and equipment when required, we will have to suspend our exploration plans until we locate the necessary products and equipment.

  We have no known ore reserves and we cannot guarantee that we will find commercial quantities.

  We have no known ore reserves and there can be no assurance that any of the mineral claims we are exploring contain commercial quantities of ore. Even if we identify commercial reserves, we cannot guaranty that we will make a profit or that we will be able to exploit the reserves on a profitable basis, if at all.

  Our success depends on our ability to attract and retain business partners over whom we have limited control.

  Our business will depend on our ability to enter into arrangements with partners for all facets of our business including all manual exploration activities, assays, and evaluations. Typically we will have to rely to a large extent on their ability to complete the tasks on a timely and cost effective basis. Consequently, our success depends upon our partners' ability to perform these tasks. There can be no assurance that we will be able to establish necessary arrangements on favorable terms, or at all, or that these agreements will be successful.

  If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

  Our success is also largely dependent on our ability to hire highly qualified personnel. This is particularly true in highly technical businesses such as mineral exploration. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business.

  Inability of Our Officers and Directors to Devote Sufficient Time to the Operation of the Business May Limit Our Company's Success.

  Presently the officers and directors of the Company allocate only a portion of their time to the operation of our business. If the business requires more time for operations than anticipated or the business develops faster than anticipated, the officers and directors may not be able to devote sufficient time to the operation of the business to ensure that it continues as a going concern. Even if this lack of sufficient time of our management is not fatal to our existence, it may result in limited growth and success of the business.

  Our Independent Auditors' Report States that there is a Substantial Doubt that we will be able to Continue as a Going Concern.

  Our independent auditors, Manning Elliott, state in their audit report, dated October 11, 2005, that since we are an exploration stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

  "Penny Stock" Rules may restrict the market for our shares.

  Trading in the shares of our common stock is subject to rules promulgated by the Securities and Exchange Commission relating to "penny stocks", which apply to companies whose shares are not traded on a national stock exchange or on the Nasdaq system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  Because we may issue additional shares of common stock your investment could be subject to substantial dilution.

  We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

  Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The offering price for the shares of common stock being sold by the selling shareholders will either be at a negotiated price between the selling shareholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the market maker will be the inside bid price as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account. On November 30, 2005, the inside bid price for our common stock was $0.32 per share. Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "ABRM."

The following is a summary of our trading history since January 1, 2003:

Quarter Ended	High Bid	Low Bid
2003
March 31	$0.11957	$0.21957
June 30	$0.67	$0.58
September 30	$0.06739	$0.16957
December 31	$2.60	$0.80
2004
March 31	$3.77	$3.14
June 30	$5.14	$2.59
September 30	$4.50	$0.48
December 31	$0.77	$0.33
2005
March 31	$0.63	$0.24
June 30	$0.40	$0.165
September 30	$0.185	$0.45

There is no established trading market for our unsecured debentures or Series A preferred shares. We are not planning to obtain a trading symbol or establish a market in the future.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are nine selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price is the bid price on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $50,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   Not engage in any stabilization activities in connection with our common stock;

2.   Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 60,491,852 shares of common stock outstanding as of November 30, 2005, 38,259,403 are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated on January 21, 2000 in the State of Nevada. Our principal executive offices are located at Suite 700, 101 Convention Center Drive, Las Vegas, Nevada, 89109. Our toll free telephone number is 800 430-4034.

Our shares of common stock are quoted in the United States on the National Association of Securities Dealers Over-the Counter-Bulletin Board (the "OTCBB") with the symbol "ABRM".

We have commenced very limited operations and we currently have no business revenue or significant assets. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Our primary operational activities have been focused on very limited analysis and exploratory drilling on a mineral exploration project described in this annual report, over which we have an option to acquire or the right to explore the mineral claims.

We file periodic and current reports with the Securities and Exchange Commission under Rule 13(a) of the Exchange Act, including quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

We are an exploration stage corporation focused in the metals and minerals industry. An exploration stage corporation is one engaged in the search for mineral deposits or reserves, which are not in either the development or production stage. We do not currently own title to any of the properties on which we conduct our operations. There is no assurance that a commercially viable mineral deposit exists on our properties and further exploration will be required before a final evaluation as to the economic feasibility is determined.

Metals and Mineral Exploration Business

We currently hold certain options to acquire interests and leases in mineral claims in Mineral County, Nevada, known as our "New York Canyon Project," which we have described in detail in this annual report. At present, we do not own any mineral claims directly.

During the current fiscal year, we terminated all of our other prospective interests in certain options and letters of intent regarding mineral exploration properties, being the Tuscarora/Cornucopia Property located in Elko County, Nevada, and the Slide Mine and Horsefal Project located in Boulder County, Colorado. These interests were described in our 2004 annual report on Form 10-KSB. Our board and our management conducted a detailed review of our financial and operating prospects, and determined it was in the best interests of our company to focus our efforts on the New York Canyon Project. Although there can be no assurance, management believes the New York Canyon Project holds the most promising potential and merits further significant and focused exploration activity.

New York Canyon Project

Agreements and Claims

Initial Option Agreement with Nevada Sunrise, LLC

We acquired our initial interest in the New York Canyon Project in March 2004 through an option agreement with Nevada Sunrise, LLC, Robert and Sharon Weicker doing business as Kleinebar Resources Ltd., and Kurt and Tami Schendel.

Under the terms of the agreement, we may acquire a 100% interest in two major claim blocks comprising a total of 226 unpatented mineral claims, representing approximately 4,535 acres. We refer to the first block comprising 206 claims as the "Copper Queen" target, and the second contiguous block of 20 claims as the "Longshot Ridge."

We may exercise our option to acquire these claims in their aggregate by paying the optionors the following sums of cash, issuing the following common stock, and incurring exploration expenditures over three years. The cash component includes, (i) $30,000 on execution (paid); (ii) $60,000 on the first anniversary (paid); (iii) $120,000 or 400,000 common shares on the second anniversary; and, (iv) $250,000 or 600,000 common shares on the third anniversary. We are also required to issue the optionors 2,000,000 shares of our common stock over three years. 500,000 common shares were issued on execution of our option agreement, and an additional 500,000 common shares are issuable on each of the first through third anniversaries of the agreement, of which the first anniversary shares have been issued. We also must incur minimum aggregate exploration expenditures on the claims of $2,000,000, of which $250,000 was spent prior to December 31, 2004, $750,000 must be incurred by December 31, 2005 and the balance of $1,000,000 must be incurred by December 31, 2006.

The optionors also retained a 2% net smelter returns royalty over any future production. We have the option to reduce this royalty to 1% by making a lump sum payment of $1,000,000.

Concurrent with the completion of an initial exploratory drilling program in fiscal 2004, we successfully fulfilled our first year financial and exploration obligations under the option agreement with the optionors of the property. During our last fiscal year, we paid $60,000 in cash and issued 500,000 common shares on the first anniversary of the option agreement.

Lease Agreement on the Jaycor Claims

On July 21, 2004, we entered into a lease agreement with a private company. Under the terms of the lease, we were granted rights to explore and, should it ultimately prove to be feasible, develop eighteen patented mineral claims to the full extent permitted by applicable mining regulations. These rights were granted as a lease for an initial term of 15 years, and are renewable for a further 15 years. The claims cover a geographic area of approximately 361 acres, located within the vicinity of our New York Canyon Project.

These claims are located in Sections 32, 33 and 34 T8N; R35E MDBM in Mineral County, Nevada and have been patented under the following:

Name of Claim	Mineral Survey #	US Patent #	County Land Parcel

Mayflower	38	10541	009-170-11
Wall Street	43	21509	009-170-09
Turk	44	21510	009-170-09
Footwall	3447	264845	009-170-03
Nora Higgins	3447	264845	009-170-02
Willie Higgins	3447	264845	009-170-02
Annex No. 1	3447	264845	009-170-03
Annex No. 2	3447	264845	009-170-03
Annex No. 3	3447	264845	009-170-03
Annex No. 4	3447	264845	009-170-03
Iron Gate	4444	806518	009-170-02
Velvet	4444	806518	009-170-02

Saddle	4444	806518	009-170-02
Vacation	4571	982162	009-170-12
Goodenough	4612	989401	009-170-02
Copper Butte	4612	989401	009-170-02
Copper Bar	4612	989401	009-170-02
Hecla	4612	989401	009-170-02

As consideration for the Lease, we are required to pay the private company the following amounts prior to the commencement of any future production activities:

*	$25,000 on execution of the Lease (paid)
*	$1,000 monthly commencing on July 21, 2005, being the first anniversary of the effective date of the Lease (paid)
*	$2,000 monthly commencing on July 21, 2006, being the second anniversary of the effective date of the Lease
*	$3,000 monthly commencing on July 21, 2007, being the second anniversary of the effective date of the Lease, and continuing for as long as the Lease is in effect.

All of these payments are considered to be minimum advance royalty payments. Should production commence in the future, of which there can be no assurance, these minimum payments would be credited against any actual future royalty payments. If actual royalties payable from production exceed $9,000 per quarter, these minimum payments would cease. If actual royalty payments are less than $9,000 quarterly, we would be required to pay the difference between the actual and the minimum payments.

In addition to the minimum payments, we are obligated to issue 10,000 shares of our common stock on or before January 21, 2005 and an additional 15,000 common shares on or before July 21, 2006. On February 10, 2005, we issued the first tranche of 10,000 common shares to the private company. The common shares are subject to applicable hold periods.

During the first four years under the lease, we are also required to perform at least $100,000 of exploration work annually on the subject mineral claims. We are currently negotiating with the lessor to eliminate the annual requirement of $100,000 of exploration work in favor of a minimum aggregate work commitment over a four-year period.

The claims under the lease are subject to an overriding Royalty Deed granted to a third party by the private company. Upon commencement of production, we are required to pay the third party a net smelter returns royalty of 1.75%, up to a maximum of $2,000,000. In addition, we have also agreed to pay the private company a net smelter return royalty of 0.5% until such time as the third party has been paid $2,000,000, at which time the royalty payable to the private company will then increase to 1.5%. The 1.5% rate payable to subject to a maximum of $2,000,000, at which time the ongoing royalty will be reduced to 0.5% for as long as the lease is in effect.

We believe our right to explore these patented claims supplements the land position we optioned and leased from Nevada Sunrise, LLC in fiscal 2004 and 2005. We also view patented claims as strategically important. We believe the holders generally retain all mineral and property rights, and the permitting procedures for both exploration and development can be streamlined and fast tracked.

Location and Access

These claim groups are located in southeastern part of Mineral County, Nevada. The New York Canyon Project is located seven miles east of the village of Luning and 32 road miles east of the county seat of Hawthorne, Nevada.

Hawthorne has the necessary infrastructure to support exploration and mining activity in the area. The Southern Pacific Railroad maintains a railhead at Thorne, approximately 8 miles north of Hawthorne. Access to the claims is via Highway 95, Hawthorne to Luning, a distance of 25 miles. From Luning, a 7 mile gravel county road provides access to the property.

The New York Canyon Project falls within the Santa Fe mining district, which was discovered in the late 1800's. Commercial production of silver and later copper was realized from the district in the late 1800's. The claims lie approximately five miles south-southeast of the Santa Fe Gold Mine, a former heap leach gold mining operation owned by Corona Gold (later Homestake Mining Company).

History

The Santa Fe Silver Mine established this mining district with a discovery in 1879. This discovery led to silver production from a number of other silver, silver-lead and silver-copper deposits in the district. The discovery of significant copper deposits, identified around 1893, saw mining activity focus on the large copper deposits in the area. These deposits, mined via short tunnels and open cuts, superceded the small silver mining operations scattered throughout the area.

Copper production from the district exceeded 4,454 tons during the period 1906 through 1935. There was significant silver production from the district during this period, especially during the war years when copper production reached its zenith. It is believed that the silver was a byproduct of copper production in the area. During World War I, a total of five (5) mines were active in the immediate vicinity of the Kleinebar claim blocks.

Modern exploration of the area began in 1964 when Banner Mining Company (Banner) drilled the Copper Queen and Champion mineral occurrences. In the 1970's, Amax Inc (Amax), and later Conoco Inc. (Conoco) both conducted significant exploration programs, which included the completion of 24 holes, totaling 20,226 feet. This included a total of 15 holes which were drilled to test the Long Shot Ridge occurrence.

In the early 1980s, Amax, Todilto Exploration and Development Corp. and Great Basin Exploration and Mining each collected several surface rock chip samples from various locations on the property, evaluating the precious metal potential of the area.

In the mid 1980s, Coca Mines (Coca) carried out some limited exploration work in the district, searching for gold deposits with heap leach potential. In the late 1980s most of the claims in the area were acquired by Princeton Mining from Coca and Amax, but did no further work on the claims.

In 1991 - 92, the property, and all shares in the holding company Jaycor, were purchased by Kookaburra Gold Corp ("Kookaburra"). Kookaburra commissioned a preliminary evaluation of the Longshot Ridge Project in 1992 with CORE Engineering and Associates, of Vancouver, British Columbia, Canada. Kookaburra's infill drilling program confirmed Conoco's results. During this program Kookaburra also conducted drilling around the periphery of the known mineralization. During 1993 Kookaburra completed a 29 hole reverse circulation drilling program. Kookaburra drilled a total of 10 core (2,432 ft.) and 29 reverse circulation (5,327 ft.) in fill holes drilled to verify Conoco's results.

In 1993, Phelps Dodge optioned a portion of the property, also intent on evaluating the area for potential gold mineralization. Poor copper prices in late 1993 and early 1994, prompted Kookabura to place the property on hold while Kookaburra focused their attention elsewhere.

Our Exploration Programs on the New York Canyon Project

During fiscal 2004, we focused our initial exploration activities on Longshot Ridge. In November 2004 we commenced with a program to drill three exploratory sample holes. We completed three diamond drill holes, comprising 1586 feet. This consisted of two drill holes (04-01 and 04-03) on the Longshot Ridge area, and one hole (04-02) drilled on the Copper Queen area. Hole 04-01 was an angle hole and was terminated at 213 feet due to poor ground conditions. Hole 04-02 was drilled to a depth of 949 feet. Drill hole #04-03 was drilled 1500 feet to the northeast of drill hole #04-02. This drill hole was a vertical hole drilled to a depth of 433 feet. Both the Longshot Ridge and the Copper Queen target areas warrant further exploration.

There can be no assurance that results from these three small exploratory holes are indicative of quantities of metals throughout the claim area, or that there is a commercially viable deposit.

We are currently conducting an exploration program on the New York Canyon Project, which is focused upon core drilling and reverse circulation drilling of the Longshot Ridge area. The purpose of this drilling is to provide further definition of the copper mineralization and verification of past drill results by other companies.

We have also recently drilled one hole in the Copper Queen area for the purpose of verifying a copper intercept from previous drilling by another company.

Geologic mapping of alteration and copper mineralization of two new target areas, Stone Cabin area and Powerline area, should also provide some additional copper targets on the property.

We incurred approximately $385,000 of exploration expenditures in our 2005 fiscal year on the New York Canyon Project. We also issued shares with a fair value of $1,048,500 to the holders of the claims pursuant to the terms of our option and lease agreements. We have sufficient cash reserves to complete the exploration program currently underway on the New York Canyon Project.

The New York Canyon Project is without known reserves and we have not established that our Project contains any commercially viable mineral deposits.

Products, Markets, Distribution and Customers

We do not currently produce any products, metals, or minerals nor do we offer any products for sale. We are not party to any distribution arrangements, and have no principal customers or suppliers. We do not anticipate any changes in this status for at least the next 12 months.

Competition and Competitive Strategy

We compete with many other junior mineral exploration companies for financing, from a limited number of investors that are prepared to make investments in junior exploration companies. Competition for limited funds impacts directly on our ability to raise additional capital to fund further property acquisitions and exploration programs.

We also compete for mineral properties of merit with other junior exploration companies. Competition reduces the availability of properties of merit or may increase the cost of acquiring the mineral properties.

Many of the junior resource exploration companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of properties of merit and on exploration activities. In addition, they may be able to afford more geological expertise in the targeting and exploration of resource properties. This competition could result in our competitors having resource properties of greater quality and interest to prospective investors. This competition could adversely impact on our ability to finance property acquisitions and further exploration.

Although we compete with other junior exploration companies for financing, properties of merit, and subcontractors, there is no competition for the exploration or removal of mineralized material from the claims for which we have an option to acquire or a right to explore. Large, well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. At present there are no limitations with respect to the sale of metals or precious metals other than price. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

Not applicable at present. If we exercise any of the options to acquire the claims comprised in the New York Canyon Project, the Copper Queen #1 and #2, and the Mildred claims, the claims we would acquire under the terms of the agreement are patented claims. Please refer to the section entitled "Metals and Mineral Exploration Business."

Governmental Controls and Approvals

Exploration and development activities are all subject to stringent national, state and local regulations. All permits for exploration and testing must be obtained through local Bureau of Land Management offices of the Department of Interior. The granting of permits requires detailed applications and filing of a bond to cover the reclamation of areas of exploration. From time to time, an archeological clearance may need to be obtained prior to proceeding with any exploration programs.

We plan to secure all necessary permits for any future exploration. We must provide for all environmental concerns and ensure no discharge of water into any body of water regulated by environmental law or regulation. Indigenous and endangered species must only be subject to very minimal or nil disturbances. Restoration of the disturbed land will be completed according to applicable regulations and laws. All holes, pits and shafts will be sealed upon abandonment of the property.

It is difficult to estimate the cost of compliance with the environmental laws since the full nature and extent of our proposed activities cannot be determined until we start our operations.

We are in compliance with all laws and plan to continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect our business operations.

Research and Development Activities and Costs

We have no plans to undertake any research and development activities in the foreseeable future, if at all. Our business is not dependent on research and development.

Employees

Aside from our officers, we have one full-time employee at present. Our president, officers and board members are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth. Other than the consulting agreement with our President, Brent Jardine, our directors and officers do not have employment agreements with us.

All of our exploration activities are currently carried out through agreements with the owners or lessors of the claims under option or lease, consultants and arm's length third parties. We use the services of subcontractors for exploration work on our properties. Our only technical employee is Mr. Robert F. Weicker, who is our Senior Geologist and Vice President of Exploration.

Our Offices and Other Property

Our corporate office is located at Suite 700, 101 Convention Center Drive, Las Vegas, Nevada, 89109. Our toll free telephone number is 800 430-4034. We lease our office space in Las Vegas, Nevada under a renewable one year term at an annual rate of $1,997. We closed our London office in June, 2005.

We have a temporary field office at Suite 3, 480 J Street, Hawthorne, Nevada 89415 at a monthly cost of $500.

We do not have any plants and have minimal equipment for the operation of our office.

We do not have any investments or interests in any real estate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves, which are not in either the development or production stage. We intend to conduct exploration activities on the properties described in this annual report. We do not own title to any of the properties.

We have no revenues, have incurred significant losses since inception, have no operations, and are subject to a going concern opinion by our external accountants. The foregoing analysis should be read jointly with the financial statements, related notes, and the cautionary statement regarding forward-looking statements, which appear elsewhere in this filing.

Plan of Operation

Our plan of operation for the next twelve months is to continue our initial exploration activities under all of our options and lease of the New York Canyon prospect in Nevada. We also entered into a lease agreement that grants us a lease to explore the eighteen patented Jaycor claims. We require funding of a minimum of approximately $889,500 in order to fulfill the terms of our obligations under our various option agreements and lease during the current fiscal year. At June 30, 2005, we had cash and marketable securities of approximately $343,000. Subsequent to our fiscal year end, we raised an additional $1,572,500 (net of the payment of a 7.5% cash finder's fee) through the August 31, 2005 and September 14, 2005 private placements. Although there can be no assurance, we believe that we have sufficient cash resources to complete our current exploration program and fund our operations for the next 12 months. If we ultimately require further cash resources, there can be no assurance that the required financing can be obtained, or on suitable terms to our company. We anticipate that our option agreements will be terminated if we are unable to fund the exploration programs. See the discussion of our cash reserves and working capital below under Financial Condition, Liquidity and Capital Resources and also see Risk Factors.

Results of Operations

We have not earned any revenues subsequent to our incorporation. We do not anticipate earning any revenues until we are successful in completing the commercial development of any of our properties. There can be no assurance that we will be successful in discovering commercial quantities or that we can commercially produce metals or minerals.

We incurred operating expenses in the amount of $3,495,171 for the year ended June 30, 2005 compared to $1,598,566 for the year ended June 30, 2004. The increase in expenditures of $1,896,605 for 2005 compared with 2004 is primarily attributable to increased activity related to our exploration of the New York Canyon property, our 2005 exploratory drilling program and certain costs associated with the abandonment of options described in Item 1. We anticipate that our expenses will continue to increase due to our ongoing planned exploration activities.

Of the $2,469,082 of mineral property costs incurred in our current fiscal year, $1,876,500 was the fair value of common shares issued to claim holders under our various option and lease agreements. $1,048,500 of this amount relates directly to the New York Canyon prospect. The balance of $592,582 was cash expenditures. Approximately $385,000 of all cash expenditures was incurred in New York Canyon related exploration and maintenance expenditures.

General and administrative costs were virtually unchanged in comparison to our previous fiscal year. We experienced a decrease of $40,983 to$1,064,799 during the year ended June 30, 2005 versus $1,105,762 for the fiscal year ended June 30, 2004. We also experienced a net gain of $39,712 on foreign exchange during our current year compared to $nil in 2004.

In 2005 we recorded a loss on the sale of some of our Langley Park shares of $323,098 versus $nil in 2004. The loss was against the original fair value recorded at the time of the transaction with Langley Park entered into in late fiscal 2004. During the year ended June 30, 2005, we sold 1,475,330 Langley Park shares, and at June 30, 2005 we owned a balance of 1,277,974 shares worth $294,077.

The balance of our expenses increased by $204,662 from $2,470 in 2004. These expenses include interest on our convertible debentures of $193,297 which includes $180,183 for the intrinsic value of the beneficial conversion option on the convertible debentures and a loss of $13,835 on the settlement of debt.

As a result of the foregoing, net loss increased to $4,025,401 for the year ended June 30, 2005 compared to $1,601,036 for 2004. This equated to a $0.06 loss per common share versus $0.01 for the year ended June 30, 2004. We anticipate that we will continue to incur significant losses for the next several years.

Financial Condition, Liquidity and Capital Resources

Since inception, we have been dependent on investment capital and debt financing from third parties as our primary source of liquidity. We have not generated any revenue from our operations. We anticipate continuing to rely on equity sales of our shares of common stock and loans in order to continue to fund our business operations. Issuances of additional shares will result in further dilution of our existing shareholders.

June 30, 2005

At June 30, 2005 our total assets were $357,196, compared to $288,780 at June 30, 2004. We had $173,966 in current liabilities compared to $57,405 at the end of 2004. This included $58,633 due to our officers and directors (2004 - $17,633). At June 30, 2005 there were $284,999 of unsecured convertible debentures outstanding. The debentures are convertible at the option of the holder during a two year period from the date of issuance into units of our company, which consist of one common share and one share purchase warrant. The holder must convert all of the principal and accrued interest on the debentures. The interest rate is the Bank of America prime rate plus 2.5% per annum. We are required to pay accrued interest annually on January 31st.

At June 30, 2005, we had cash of $48,816 compared to cash of $266,926 at June 30, 2004. We also held $294,077 of marketable securities (the balance of Langley Park shares described herein and in our 2005 annual report) at June 30, 2005 (2004 - $nil). Our working capital of $179,009 decreased from $229,364 at June 30, 2004. This is despite financing and investing activities including the issuance of $484,999 of convertible debentures and common stock during the year, and the sales proceeds of $369,128 of Langley Park shares. During the year, we used all of these funds, in addition to $266,926 of cash on hand at the beginning of the year, for our 2005 operating and exploration activities aggregating $1,069,025, with only $48,816 remaining as at June 30, 2005.

September 30, 2005

Preliminary Exploration Activities During the Quarter

The foregoing is a discussion of activities undertaken during the first quarter ended September 30, 2005 on the mineral properties in which we have an option to earn interests. For further background information, please also refer to our Annual Report on Form 10-KSB for our fiscal year ended June 30, 2005.

In September 2005, we implemented our 2005 exploration program and commenced with further exploratory drilling on the New York Canyon project, for which we hold an option to acquire the claims from Nevada Sunrise LLC. We contracted a core rig for the Copper Queen prospect and a reverse-circulation rig for use on Longshot Ridge. Copper Queen is located in the western part of the New York Canyon claim block, and Longshot Ridge is located at the opposite end in the eastern part.

The reverse circulation rig was contracted to drill infill holes on Longshot Ridge for verification purposes, and is a follow up program to our initial core drilling in fiscal 2004. The core rig drilled one hole on Copper Queen to test mineralization at depth and for metallurgical purposes. It was then relocated to Longshot Ridge for further testing.

The objective of our current drill program is to validate results of past exploration work which identified a copper oxide mineralized zone on Longshot Ridge; to define and delineate other zones on the New York Canyon property, and to provide data to support a detailed technical report that complies with certain regulatory requirements.

Although there can be no assurance at this early stage in our Company's operations, management is encouraged by these initial results, which reveal a wide zone of oxide mineralization indicated in five of six holes. Drilling continues to define, confirm and expand the existing oxide copper mineralized zone on Longshot Ridge. Two drills continue to operate on the Longshot Ridge copper oxide cap, which consists mainly of chrysocolla with lesser amounts of malachite, copper wad and azurite mineralization.

Our current drill program commenced late August and has completed 27 holes to date totaling 10,969 feet, comprising 3,004 feet of core drilling in six holes, and 7,965 feet of reverse circulation drilling in twenty-one holes. Drill samples are shipped to American Assay Laboratories Inc. in Reno, Nevada for analyses. American Assay Laboratories is an independent ISO certified laboratory, and incorporates sample standards with known element concentration into the analytical sample stream for quality control purposes.

Initial assay results have been reported under our press releases issued during the period. These were filed on Form 8-K on EDGAR and may be viewed on the SEC website. Please refer to our Form 8-K press releases filed on October 6 and November 3, 2005. Additional assay results will be announced when completed. Drill results comprise individual assays for specific intervals (average 5 feet), which are weighted to determine a mineralized intersection. A map showing the drill hole locations is also available on the Company's website at under the maps and photos section.

Additional Claims Under Option With Nevada Sunrise LLC

Nevada Sunrise LLC was successful in acquiring an additional 193 claims (3,988 acres) located in and around the New York Canyon project. These claims add 3,988 acres to the existing claim block increasing the total area to 8,926 acres. Two claim blocks have been located over newly uncovered surface copper oxide skarn mineralization. These occurrences have limited historical workings (e.g. trenches, adits), but there is no evidence of any drilling or recent exploration. The oxide copper mineralization is hosted in Triassic age, Luning Formation rocks; the same geologic unit that hosts the Longshot Ridge mineralization. Preliminary geologic mapping, sampling and prospecting are in progress over these new claim areas and the new copper occurrences. These new claims fall under our mutual area of interest and now form part of our option with Nevada Sunrise.

Acquisition of Database on New York Canyon Project

During the quarter we acquired a large detailed database, which documents the results of previous exploration activities on the New York Canyon project. The database includes the results of programs carried out by various companies over a 25-year period starting in the 1970's and includes geological, geochemical and geophysical data, drill logs with assay certificates, petrographic studies, metallurgical test data, and a number of separate resource estimate and feasibility studies.

This data, which is being evaluated, will be incorporated into Aberdene's current database and should significantly expedite the Company's ongoing program to validate potential copper resources on the New York Canyon Copper Project.

Plan of Operation for the Balance of the Fiscal Year

Our plan of operation for the balance of our current fiscal year is to continue our initial exploration activities under all of our options and lease of the New York Canyon prospect in Nevada.

Of our total annual budget of approximately $850,000, we have expended $345,000 to date on drilling activities described in this quarterly report. At September 30, 2005, we had cash and marketable securities of approximately $1,400,000, which is sufficient to fund the balance of our planned 2006 exploration program of approximately $500,000 and our ongoing corporate expenses. If we ultimately require further cash resources, there can be no assurance that the required financing can be obtained, or on suitable terms to our Company. We anticipate that our option agreements will be terminated if we are unable to fund the exploration programs.

The following chart provides an overview of our estimated planned expenditures by major area of activity, for the balance of the current fiscal year:

Expenses

LAND STATUS
$40,000
2005-2006 claim maintenance fees
15,000
Month Payments - Patents
15,000
Locate Sunrise Flat Claims - Leach Pad

PERMITTING
5,000
Road and drill site work
15,000
Archeological and biological surveys
5,000
Reclamation

DRILL PROGRAM (includes assays & supervision)
25,000
Obtain COCA data from Helca
8,000
Compile data for engineering evaluation
180,000
Drilling RC, 12,000 feet - 35 holes @$30/ft
125,000
Drilling Core - 12 holes @ 300 ft, 3600 ft @ $50/ft

METALLURGICAL PROGRAM
5,000
Investigation into acid costs, sites, transport, etc
2,500
Preliminary metallurgical work
16,000
Preliminary alternative leach studies

ENGINEERING & REPORTING
15,000
Engineering 43-101 Report
15,000
Pit Planning, Modeling, 3D Presentation MDA & Associates
15,000
Nevada Sunrise Management fee 10%
$496,500
Total

We believe we will incur the vast majority of the budgeted expenditures prior to December 31, 2005.

Cash on hand is currently our only source of liquidity. We do not have any lending arrangements in place with banking or financial institutions and we do not anticipate that we will be able to secure these funding arrangements in the near future.

We believe our existing cash balances are sufficient to fund our exploration program and carry our normal operations into the next fiscal year. To the extent that we require additional funds to support our operations or the expansion of our business, we may sell additional equity or issue debt. Any sale of additional equity securities will result in dilution to our stockholders. There can be no assurance that additional financing, if required, will be available to our company or on acceptable terms.

We do not anticipate making any major purchases of capital assets in this current fiscal year, or conducting any research and development. Our current corporate employee count is expected to remain the same for the balance of the year.

Results of Operations

Please refer to our interim financial statements for the three months ended September 30, 2005 included herein.

Three months ended September 30, 2005 compared to the three months ended September 30, 2004

We incurred a net loss of $679,117 or $0.01 per share, for the three months ended September 30, 2005, compared to $1,146,789 in the comparable period in 2004. $310,118 of the total loss was incurred for costs expended under our option agreements over the various mineral properties in New York Canyon (2004 - $928,058).

The balance of our expenses, or $368,999, includes $253,567 of general and administrative expenses (2004 - $217,982), loss on foreign exchange of $20,066 (2004 - $nil) interest paid on convertible debentures of $6,405 (2004 - $498) and a loss on sale of Langley Park shares of $88,332 (2004 - $nil). We also incurred $629 (2004 - $251) in depreciation expense on our equipment assets.

We did not generate any revenue during the period.

Liquidity and Capital Resources

At September 30, 2005, we had working capital of $1,243,956 and cash on hand of $1,124,077, compared with working capital of $179,009 and cash on hand of $48,816 at June 30, 2005.

We completed two private placements of our common stock during the first quarter ended September 30, 2005. Five million shares were sold at a price of $0.25 each, for proceeds of $1,250,000. An additional 1,500,000 shares were sold at a price of $0.30 each, for $450,000. A 7.5% finder's fee, or $127,500, was deducted from the gross proceeds and paid to an unrelated party. A net amount of $1,566,432 was raised for our Company after payment of the finder's fee and legal fees.

During the three months ended September 30, 2005 we also received $48,123 in cash proceeds from the sale of Langley Park shares, on which we realized a loss of $88,332. We held a balance of Langley Park shares with a current market value of $271,817 at September 30, 2005.

We used $537,972 in cash for our operations and $1,322 for the purchase of equipment during the first quarter ended September 30, 2005. As a result of all of the above noted, our cash balances increased by a net amount of $1,075,261 during the three months ended September 30, 2005.

We have not had revenues from inception. Our company has no significant assets other than our current cash balances. Without additional capital, we may not be able to survive beyond the next 9 to 12 months. Although there may be insufficient capital to execute our business plan, we expect to survive with funding from sales of securities and, as necessary, from shareholder loans. There is no assurance we will be successful in raising the necessary funding or on terms that are acceptable to our Company.

We believe we currently have sufficient cash resources to meet our 2006 budgeted exploration expenditures of approximately $850,000 and our ongoing general, administrative and operating expenses.

Our ability to continue as a going concern thereafter, or if circumstances change and we require additional cash during the next twelve months, depends primarily on our ability to secure additional capital on acceptable terms. Practically we are likely limited to raising additional cash through the sale of common shares and private loans. There is no assurance we will be able to raise any required capital to cover any shortfalls.

Cash on hand is currently our only source of liquidity. We do not have any lending arrangements in place with banking or financial institutions and we do not anticipate that we will be able to secure these funding arrangements in the near future.

We believe our existing cash balances are sufficient to fund our exploration program and carry our normal operations for the next 12 months. To the extent that we require additional funds to support our operations or the expansion of our business, we may sell additional equity or issue debt. Any sale of additional equity securities will result in dilution to our stockholders. There can be no assurance that additional financing, if required, will be available to our company or on acceptable terms.

We do not anticipate making any major purchases of capital assets in the next 12 months, or conducting any research and development. Our current corporate employee count is expected to remain the same for the next 12 months.

Quantitative and Qualitative Disclosure About Market Risks

We believe our market risk exposures arise primarily from exposures to fluctuations in interest rates and exchange rates. We presently only transact business in Canadian and US Dollars. We believe that the exchange rate risk surrounding the future transactions of the Company will not materially or adversely affect our future earnings. We do not use derivative financial instruments to manage risks or for speculative or trading purposes.

MANAGEMENT

Officers and Directors

The name, age and position held by each of the directors and officers of our company are as follows:

Name	Age	Position(s)
Milton Datsopoulos	65	Chairman of the Board and a member of the board of directors
Brent Jardine	45	President, Chief Executive Officer, and a member of the board of directors
Cameron Reynolds	34	Chief Financial Officer and a member of the board of directors
Timothy Hipsher	55	Secretary and a member of the board of directors
Robert F. Weicker, P. Geo.	52	Vice-President of Exploration and a member of the board of directors

All directors have a term of office expiring at the next annual general meeting of our company, unless re-elected or earlier vacated in accordance with the Bylaws of our company. All officers have a term of office lasting until their removal or replacement by the board of directors.

Set forth below is a brief description of the background and business experience of each our executive officers and directors for the past five years:

Milton Datsopoulos

Mr. Datsopoulos joined our Board of Directors on July 1, 2004 and was appointed Chairman of the Board on April 12, 2005. Mr. Datsopoulos is a founder and partner in Datsopoulos, MacDonald, and Lind, P.C., a multi-disciplinary law firm located in Missoula, Montana. His firm specializes in business, environmental, and transportation law with U.S. and international clientele. He is a board member of Genutec, and director of numerous business organizations including Montana Rail Link, Leigh Resource Corporation, Montana World Trade Center, Criticare Systems and Healthrite Corporation. He earned a Bachelor in Economics degree with high honors and a Law degree with honors from the University of Montana. His law firm has achieved the highest legal rating from the most recognized national publication rating attorneys upon peer evaluations by local attorneys and judges. He is a member of the State Bar of Montana, American Bar Association, Montana Trial Lawyers Association, and The Association of Trial Lawyers of America. Mr. Datsopoulos specializes in Personal Injury Law, Criminal Law, Medical Malpractice and Litigation Practice.

Brent Jardine

Mr. Jardine was appointed our President, Chief Executive Officer, Treasurer and Chief Financial Officer on January 27, 2004, and became a member of our board of directors on February 23, 2004. From October 1996 to January 2003, he was president of La Mancha Resources Inc., a mineral exploration company traded on the TSX Venture Exchange. From November 1996 to January 2003, Mr. Jardine was president of X-Tal Minerals Corp., a mineral exploration company traded on the TSX Venture Exchange. From March 1989 to January 2001, he acted as director of Silverarrow Explorations Inc., an oil and gas exploration corporation located in Vancouver, British Columbia. From December 1994 to February 2001, Mr. Jardine was director of Pan Ocean Exploration Inc., a mineral exploration company located in Vancouver, British Columbia. From May 1996 to April 2001, Mr. Jardine was a director of Centura Ventures Inc., a mineral exploration company located in Vancouver, British Columbia. From March 1993 to February 2001, Mr. Jardine was a director of Mannix Resources Inc., an oil and gas exploration company located in Vancouver, British Columbia. He is currently responsible for our executive management functions, including regulatory filing, and our day-to-day administrative operations.

Timothy Hipsher

Mr. Hipsher has acted as our Secretary since January 27, 2004, and became a member of the board of directors on February 23, 2004. Since October 2002, Mr. Hipsher has been a business consultant to Quality of Life Corp. Quality of Life Corp., based in Missouri, is an integrated health care company operating assisted living communities. It also provides membership programs offering affordable access to health care services. From April 1995 to December 2002, Mr. Hipsher was a partner in Rubicon Capital Corp., a merchant bank focused on small to mid cap technology companies, based in La Jolla CA.

Cameron Reynolds

Mr. Reynolds was appointed our Chief Financial Officer and a Director on May 6, 2004. From April 1998 to October 2001, Mr. Reynolds was Corporate Secretary of Probio International Inc., a private company engaged in the business of commercializing intellectual property in the animal biotechnology fields. From June 1995 to October 2002, he was Vice President and a director of Reynorg Management Inc., a private company that provided management and capital for early stage growth companies. He is also currently a director of Empress Ventures, a private company providing services for start-up companies. Mr. Reynolds is responsible for all financial management functions related to our company. He holds both an MBA and an undergraduate commerce degree from the University of Western Australia, as well as several other industry qualifications.

Robert F. Weicker, P. Geo.

Mr. Weicker was appointed to our board of directors on March 17, 2004. Mr. Weicker also acts as our Senior Geologist and VP of Exploration. He has over twenty-five years experience in the mineral exploration and mining industry, from exploration to production operations. His served as a geologist to several Noranda Mines Group companies early in his career. Mr. Weicker joined Lac Minerals in 1984, and in 1988, was appointed chief geologist at the Williams mine, the largest gold mine in Canada. Starting in 1989, he acted as chief mining geologist for Equinox Resources Ltd. He was involved with the start-up, development and production of the Van Stone zinc mine in Washington, and exploration and development of the Rosebud UG gold mine in Nevada. He also supervised a multimillion-dollar development program on a polymetallic deposit in British Columbia, resulting in a significant expansion of reserves and the discovery of the Yellow Jacket zinc deposit. Since 1999, Mr. Weicker has worked through his own consulting company, with a focus on Asia, Mongolia and Nevada. He is a graduate of the University of Waterloo in Ontario with an honours earth science, and is a professional geoscientist of the Association of Professional Engineers and Geoscientists of British Columbia.

Key Employee

On October 5, 2005 we announced the appointment of Mr. Chris Broili, as Project Manager of the New York Canyon exploration project located in Nevada. Mr. Broili is a professional geologist and has over 20 years of experience in mineral exploration operations. His broad experience includes implementation of greenfield exploration programs and overseeing major projects from inception through to pre-development. He has also managed all phases of drilling programs, from concept tests and discovery to definition in-fill and condemnation. Mr. Broili has been involved in the discovery of several precious metal and base metal deposits, which are currently in production or being developed. He has also been involved in pre-development evaluations including geologic modeling of ore bodies, and reserve calculations. Mr. Broili will work from our Company's newly established field office located in Hawthorne, Nevada. Mr. Broili has a Masters of Science in Economic Geology from the University of Idaho, and a Bachelors of Science in Geology from Oregon State University.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2005 fiscal year our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements, with the exception of the following:

		# of Transactions	Known Failure to
Name	# of Late Reports	Reported Late	File a Report
Milton Datsopoulos	(1)	(1)	(1)
Brent Jardine	Nil	Nil	N/A
Cameron Reynolds	(1)	(1)	(1)
Timothy Hipsher	(1)	(1)	(1)
Robert F. Weicker	Nil	Nil	N/A

[1]     We are unaware of the number of late reports and failures to file required reports by these individuals.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Employment Agreements

We do not have written employment agreements with any of our key employees, other than our consulting agreement with Brent Jardine, President and CEO of our company. We do not expect to pay any salaries to any of our officers until such time as we have sufficient capital resources to do so.

Audit Committee and Charter

We do not have a separately-designated audit committee of the Board or any other Board-designated committee. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. All directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of our audit committee charter has previously been filed on edgar.

Audit Committee Financial Expert

None of our directors or officers have the qualifications or experience to be considered a financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our limited operations, we believe the services of a financial expert are not warranted.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about our company, and the accuracy, completeness and timeliness of our financial reports.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by the Company to all named executive officers during the three fiscal years ended June 30, 2005, 2004 and 2003. No executive officer of our company received annual salary and bonus in excess of $100,000 in any of the applicable fiscal years.

Summary Compensation Table

					Long Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compens-	Award(s)	Options /	Payouts	Compens-
Principal Position	Year	($)	($)	ation ($)	($)	SARs (#)	($)	ation ($)
Brent Jardine (2)	2005	0	0	15,525	0	500,000 (1)	0	0
President, CEO	2004	0	0	0	0		0	0
	2003	0	0	0	0		0	0

Cameron Reynolds (3)	2005	0	0	41,939	0	700,000 (1)	0	0
CFO	2004	0	0	12,350	0		0	0
	2003	0	0	0	0		0	0

Robert F. Weicker	2005	0	0	0	0	500,000 (1)	0	0
Vice-President of	2004	0	0	0	0		0	0
Exploration	2003	0	0	0	0		0	0

Hugh Grenfal, Jr.	2004	0	0	0	0	0	0	0
Former President, CEO,	2003	0	0	0	0	0	0	0
Treasurer, CFO & Director

Andrei Stytsenko	2004	0	0	0	0	0	0	0
Former Secretary	2003	0	0	0	0	0	0	0
& Director

(1)	See "Compensation Of Directors" below for information regarding stock options granted to our named executive officers.
(2)	Mr. Jardine became President and chief Executive Officer on January 27, 2004.
(3)	Mr. Reynolds became Chief Financial Officer on May 5, 2004.
(4)	Mr. Weicker became Senior Geologist and VP of Exploration on March 17, 2004.

Long-Term Incentive Plan Awards

Other than our Amended 2004 Nonqualified Stock Option Plan, which provides for the issuance of up to 4,000,000 common shares for equity based compensation, we do not offer any other long-term incentive or other compensation plan intended to serve as long term incentive for performance for periods greater than one fiscal year.

Indemnification

Our Articles of Incorporation provide that we may indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of our company. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with our company. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

a)	acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
b)	unlawful distributions; or
c)	any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Such indemnification provisions are intended to increase the protection provided directors and, thus, increase out ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors although we may attempt to acquire such insurance in the future.

In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Compensation of Directors

We do not regularly compensate our directors for their time spent on behalf of our company, but they are entitled to receive reimbursement for all out of pocket expenses incurred for attendance at our Board of Directors meetings.

The following options to purchase our common shares were granted to our directors in 2005. All of the options were vested on the date of grant and are exercisable immediately:

Option/SAR Grants Table

Option/SAR Grants in Last Fiscal Year (1)
	Number of	% of Total
	Securities	Options/SAR
	Underlying	Granted to	Exercise or	Market Price
	Options/SAR	Employees in	Base Price	on Date of	Expiration
Name and Position	Granted (#)	Fiscal Year	($/Sh)	Grant	Date
Milton Datsopoulos
Chairman & Director	500,000	17.24	$0.30	$0.37	04/08/10
Brent Jardine
President, CEO and Director	500,000	17.24	$0.30	$0.37	04/08/10
Cameron Reynolds
CFO & Director	700,000 (1)	13.79	$0.50	$0.59	11/29/09
	700,000	24.14	$0.30	$0.37	04/08/10
Robert F. Weicker
Vice-President of Exploration
& Director	500,000	17.24	$0.30	$0.37	04/08/10
Timothy Hipsher
Secretary & Director	300,000	10.34	$0.30	$0.37	04/08/10

(1)	Of these 700,000 options, 300,000 were cancelled.
(2)	Options to acquire 150,000 common shares were also granted subsequent to year-end.

Aggregated Option/SAR Exercises in Last Fiscal Year and Financial Year-End Option/SAR Value Table

Aggregate Option/SAR Exercises in Last Fiscal Year and Financial Year-End Option/SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options / SARs at	Options / SARs
	Acquired on	Value	Financial Year-End	at Financial Year-End
	Exercise	Realized	(#)	($)
Name and Position	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Milton Datsopoulos			500,000/0	Nil/Nil
Chairman & Director

Brent Jardine			500,000/0	Nil/Nil
President, CEO and
Director

Cameron Reynolds	400,000	200,000	700,000/0	Nil/Nil
CFO & Director

Robert F. Weicker			500,000/0	Nil/Nil
Vice-President of Exploration & Director

Timothy Hipsher			300,000/0	Nil/Nil
Secretary & Director

The closing share price on June 30, 2005 used in determining the net value was $0.23.

Pension and Retirement Plans

Currently, we do not offer any annuity, pension or retirement benefits to be paid to any of our officers, directors or employees, in the event of retirement. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with our company, or from a change in the control of our company.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. None of the individuals named below will be selling any of their shares is this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares unless otherwise noted.

The table also shows the number of shares beneficially owned as of November 30, 2005 by each of the individual directors and executive officers and by all directors and executive officers as a group.

	Name and Address of	Number of Shares of	Percent of
Title of Class	Beneficial Owner	Common Stock	Class(1)
Common Shares	Milton Datsopoulos	500,000 (2)	0.84%
	210 West Main Street
	Central Square Building
	Missoula, Montana, 59802

Common Shares	Brent Jardine	19,099,998 (3)	31.57%
	409 Granville Street
	Suite 1458
	Vancouver, British Columbia, Canada
	V6C 1T2

Common Shares	Cameron Reynolds	897,633 (4)	1.48%
	222 - 12 St. James Square
	London, England
	SW1Y4RB

Common Shares	Timothy Hipsher	2,300,000 (5)	3.78%
	1436 Sandhurst Place
	West Vancouver, British Columbia
	Canada V7S 2P3

Common Shares	Robert F. Weicker	500,000 (6)	0.84%
	1410 - 650 West Georgia Street
	Vancouver, British Columbia
	Canada V6B 4N8

ALL OFFICERS AND DIRECTORS AS A GROUP
(Five Persons)		23,297,631	38.51%

Common Shares	Anthony R. Harvey	4,660,000 (7)	7.64%
	3024 Procter Avenue
	West Vancouver, British
	Columbia
	Canada V7V 1G1

Common Shares	Clarion Finanz AG	3,700,000	6.12%
	Gerbergasse 5
	Zurich Switzerland CH 8023

(1)

Based on 60,491,852 shares of our common stock issued and outstanding as at October 12, 2005. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)	Consists of 500,000 shares that can be acquired by Mr. Datsopoulos upon exercise of a stock option within 60 days of the date of this report.

(3)	Consists of 18,599,998 shares held directly by Mr. Jardine and 500,000 shares that can be acquired by Mr. Jardine upon exercise of a stock option within 60 days of the date of this report.

(4)	Consists of 197,633 shares held directly by Mr. Reynolds and 700,000 shares that can be acquired by Mr. Reynolds upon exercise of a stock option within 60 days of the date of this report.

(5)	Consists of 2,000,000 shares held directly by Mr. Hipsher and 300,000 shares that can be acquired by Mr. Hipsher upon exercise of a stock option within 60 days of the date of this report.

(6)	Consists of 500,000 shares that can be acquired by Mr. Weicker upon exercise of a stock option within 60 days of the date of this report.

(7)	Consists of 4,160,000 shares held directly by Mr. Harvey and 500,000 shares that can be acquired by Mr. Harvey upon exercise of a stock option within 60 days of the date of this report.

Securities authorized for issuance under equity compensation plans.

Our 2004 Non-qualified Stock Option Plan (the "2004 Plan") is intended to provide incentives to our employees, directors and consultants by providing them with opportunities to purchase shares of our common stock. The 2004 Plan is effective as of June 17, 2004 and all stock options granted under the 2004 Plan must be granted within ten years from the date the 2004 Plan was adopted. We originally registered the 2004 Plan on June 17, 2004. Effective April 6, 2005, we amended the 2004 Plan and increased the total of common shares reserved for issuance under the 2004 Plan from 1 million to a total of 4 million common shares.

Our Board of Directors is authorized to administer the 2004 Plan. In doing so, our Board of Directors may: (i) designate optionees; (ii) determine the terms and provisions of respective option agreements (which need not be identical) including, but not limited to, the number of shares to be covered by each option, provisions concerning the time or times when and the extent to which the options may be exercised, and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) accelerate the right of an optionee to exercise, in whole or in part, any previously granted option; (iv) interpret the provisions and supervise the administration of the 2004 Plan; (v) determine the fair market value of shares issuable under the 2004 Plan; (vi) designate the type of options to be granted to an optionee; and (vii) determine any other matter which is necessary or desirable for, or incidental to, the administration of the 2004 Plan.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders:	None	$0.00	None

Equity compensation plans not
approved by securities holders:	3,150,000 (2)	$0.302	450,000 (1)

(1)

On July 1, 2004, one option to purchase 400,000 shares at a price of $0.50 was granted to the CFO and director. The option was exercised on December 14, 2004. This total is the net amount remaining subsequent to the granting and exercise activities in fiscal 2005.

(2)

Includes options to purchase 650,000 shares granted to 2 consultants. 500,000 were granted on April 8, 2005 and are exercisable at any time within 5 years from the date of grant at a price of $0.30. 150,000 were granted on August 5, 2005 and are exercisable at any time within 5 years from the date of grant at a price of $0.35

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
		Percentage of		owned after the
	Total number of	shares owned	Number of	offering assuming all
	shares owned prior	prior to	shares being	of the shares are sold
Name	to offering	offering	offered	in the offering
Alton Ventures	600,000	0.99%	600,000	0.00%
Astonville	200,000	0.33%	200,000	0.00%
Bank Sal Oppenheim	1,800,000	2.98%	1,800,000	0.00%
Centrum Bank	1,600,000	2.64%	1,600,000	0.00%
DRS Investment Ltd.	1,500,000	2.48%	1,500,000	0.00%
Hand, Susan	200,000	0.33%	200,000	0.00%
Harvey, Tony	160,000	0.26%	160,000	0.00%
Marlow, Edward	40,000	0.07%	40,000	0.00%
Vogue Overseas	400,000	0.66%	400,000	0.00%
TOTAL	6,500,000	10.75%	6,500,000	0.00%

We issued the foregoing 6,5000,000 shares of common stock as restricted securities pursuant to Regulation S of the Securities Act of 1933. All shares were sold outside the United States of America to non-US persons.

Future Sales of Shares

A total of 60,491,852 shares of common stock are issued and outstanding. Of the 60,491,852 shares outstanding, 38,259,403 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Of the 38,259,403 restricted shares, 6,500,000 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Unsecured Debentures

We issued unsecured convertible debentures in the aggregate principal amount of $284,999 to five placees in fiscal 2005. The debentures are convertible at the option of the holder during a two year period from the date of issuance into units of our company, which consist of one common share and one share purchase warrant. The holder must convert all of the principal and accrued interest on the debenture. The interest rate is the Bank of America prime rate plus 2.5% per annum. We are required to pay accrued interest annually on January 31st. Debenture holders rank in preference over all classes of shares in the event of liquidation, dissolution, or the winding up of our operations.

Preferred Stock

On September 3, 2004, we amended our Articles of Incorporation to issue up to 100 million preferred shares with a par value of $0.00001. The preferred shares are issuable in series and all corresponding rights and restrictions are to be determined by our board of directors at the time of issuance.

On October 4, 2004, we created Series A preferred shares, which are convertible by the holder at the lesser of (a) the fixed conversion price of $1.75, as may be adjusted in certain circumstances or (b) 80% of the average of the three lowest "per share market values" for the common stock over the ten trading days preceding the date of conversion, but in no event less than 5% of the fixed conversion price. As a result of two private placements we completed in August and September 2005, the fixed conversion price of $1.75 has been adjusted to $1.7005638.

Holders of Series A Preferred Shares

At December 5, 2005, there were 500,000 Series A preferred shares outstanding and there was one holder of record.

Common Stock

We are authorized to issue up to 100,000,000 shares of Common Stock, $0.00001 par value. The holders of our Common Stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. Common stockholders are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to common stockholders. Upon liquidation, dissolution, or the winding up of our company, common stockholders are entitled to receive the net assets of our company in proportion to the respective number of shares held by them after payment of liabilities and all amounts due to preferred stockholders which may be outstanding. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of Common Stock will not be subject to further call or redemption and are fully paid and non-assessable. To the extent that additional common shares are issued, the relative interest of existing stockholders will likely be diluted.

Holders of Common Shares

At November 30, 2005, there were 60,491,852 common shares outstanding and there were 36 holders of record including shares held by brokerage clearing houses, depositories or otherwise in unregistered form.

Of the 60,491,852 shares of common stock outstanding as of December 5, 2005, 29,057,631 shares (not including any shares that may be acquired upon exercise of outstanding options) were owned by our officers, directors and affiliates, and may only be resold in compliance with Rule 144 of the Securities Act of 1933. These shares became available for resale to the public on January 14, 2005 as to Brent Jardine's shares, June 4, 2006 as to Tim Hipsher's shares subject to the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding, or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Stock Purchase Warrants

We have authorized and issued a total of 549,405 common stock purchase warrants as at June 30, 2005. The following table sets forth the terms and exercise price of all issued and outstanding warrants.

		Exercise
Date Issued	Number of Warrants	Price	Expiry Date

March 31, 2004	495,618	$2.00	March 31, 2006
June 30, 2004	53,787	$2.00	June 30, 2006
TOTAL	549,405

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

Other than the stock transactions disclosed below, we have not entered into any transactions in which any of our directors, executive officers, or affiliates of our company, including any member of an immediate family, had or is to have a direct or indirect material interest.

On February 16, 2005, Mr. Brent Jardine, our President, CEO and Director returned 20,000,000 shares of our common stock held by him to treasury for no consideration, leaving him holding a balance of 23,999,998 shares as of that date.

At June 30, 2005, we were indebted to our Chief Financial Officer for $19,973 the former President of our company for $15,613 and a director of our company for $9,770. These amounts are non-interest bearing, unsecured and due on demand.

During the fiscal year ended June 30, 2005 we paid consulting fees of $41,939 (2004 - $12,350) to our Chief Financial Officer, $14,481 (2004-$nil) to a Director of our company and management fees of $15,525 (2004-$nil) to our President and CEO.

The Vice President of Exploration of our company owns a 22.5% interest in the New York Canyon mineral property that has been optioned by our company.

Effective July 1, 2005, we amended an employment agreement originally dated January 1, 2005 with our President for the provision of his services. Under the terms of the agreement, $2,500 is payable monthly to June 30, 2005, increasing to $10,700 monthly thereafter until December 31, 2006.

At September 30, 2005, we were indebted to our Chief Financial Officer for $34,454, the former President of our Company for $15,613 and a Director of our Company for $15,376. These amounts are non-interest bearing, unsecured and due on demand.

During the three months ended September 30, 2005, we paid consulting fees of $8,037 to our Chief Financial Officer, $4,988 to a Director of our Company, $15,689 to our Vice President of Exploration, and management fees of $32,100 to our President & CEO.

As at September 30, 2005, we were indebted to the President and a company controlled by our President for $17,168 of expenses paid on behalf of our Company. The amount is unsecured, due on demand and does not bear any interest.

On October 6, 2005, Mr. Brent Jardine, our President and CEO, transferred 5,000,000 restricted common shares to an unrelated private company and an unrelated individual, leaving him holding a balance of 18,999,998 shares. The transfer was completed for nominal consideration. The shares are subject to applicable hold periods.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus for the fiscal years ending June 30, 2005 and June 30, 2004 have been audited by Manning Elliott LLP, Chartered Accountants, 11th Floor, 1050 West Pender Street, Vancouver, British Columbia, Canada V6E 3S7.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Chartered Accountants.

Our financial statements from inception to June 30, 2005 (audited) and for the period ending September 30, 2005 (unaudited), immediately follow:

Aberdene Mines Limited
(An Exploration Stage Company)
Balance Sheets
(expressed in U.S. dollars)

	September 30,	June 30,
	2005	2005
	$	$
	(unaudited)	(audited)
ASSETS
Current Assets
Cash	1,124,077	48,816
Investment securities	271,817	294,077
Prepaid expenses and deposits	78,479	10,082

Total Current Assets	1,474,373	352,975
Property and Equipment (Note 3)	4,914	4,221

Total Assets	1,479,287	357,196

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	97,647	70,635
Accrued liabilities	50,159	44,698
Due to related parties (Note 5)	82,611	58,633

Total Current Liabilities	230,417	173,966
Convertible Debentures (Note 6)	284,999	284,999

Total Liabilities	515,416	458,965

Commitments (Note 9)
Subsequent Event (Note 10)
Stockholders' Equity (Deficit)
Preferred Stock
Authorized: 100,000,000 shares, par value $0.00001
Issued: 500,000 shares	5	5
Common Stock (Note 7)
Authorized: 100,000,000 shares, par value $0.00001
Issued and outstanding: 60,491,852 shares and 53,991,852 shares, respectively	605	540
Additional Paid-in Capital	7,937,427	6,325,951
Accumulated Other Comprehensive Loss	(304,496)	(437,712)

Deficit Accumulated During the Exploration Stage	(6,669,670)	(5,990,553)

Total Stockholders' Equity (Deficit)	963,871	(101,769)

Total Liabilities and Stockholders' Equity (Deficit)	1,479,287	357,196

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Statements of Operations
(expressed in U.S. dollars)
(unaudited)

	Accumulated from
	January 21, 2000	For the
	(Date of Inception)	Three Months Ended
	to September 30,	September 30,
	2005	2005	2004
	$	$	$

Revenue	-	-	-

Expenses
Depreciation	2,637	629	251
Foreign exchange (gain) loss	(19,646)	20,066	-
General and administrative (1)	2,784,701	253,567	217,982
Mineral property costs (1)	3,274,541	310,118	928,058

Total Operating Expenses	6,042,233	584,380	1,146,291

Operating Loss	(6,042,233)	(584,380)	(1,146,291)

Other Expenses
Interest on convertible debentures	(202,172)	(6,405)	(498)
Loss on sale of investment securities	(411,430)	(88,332)	-
Loss on settlement of related party debt	(13,835)	-	-

Total Other Expenses	(627,437)	(94,737)	(498)

Net Loss	(6,669,670)	(679,117)	(1,146,789)
Other Comprehensive Loss
Unrealized loss on investment securities	(304,496)	(304,496)	-

Comprehensive Loss	(6,974,166)	(983,612)	(1,146,789)

Net Loss Per Share - Basic and Diluted		(0.01)	(0.01)

Weighted Average Shares Outstanding		56,160,000	158,535,000

(1) Stock-based compensation is included in the following:
General and administrative	691,613	-	-
Mineral property costs	1,921,651	45,109	-
	2,568,155	45,109	-

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)
	For the
	Three Months Ended
	September 30,
	2004	2003
	$	$
Operating Activities
Net loss for the period	(679,117)	(1,146,789)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	629	251
Accrued interest on convertible debentures	3,301	498
Foreign exchange loss	19,021	-
Loss on sale of investment securities	88,332	-
Stock issued for mineral properties	-	783,000
Stock-based compensation	45,109	-
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(68,397)	12,083
Accounts payable and accrued liabilities	29,172	17,308
Due to related parties	23,978	13,940

Net Cash Used by Operating Activities	(537,972)	(319,709)
Investing Activities
Proceeds received on sale of investment securities	48,123	-
Purchase of property and equipment	(1,322)	-

Investing Activities	46,801	-
Cash Flows from Financing Activities
Proceeds from issuance of common stock	1,566,432	-
Proceeds from issuance of convertible debentures	-	85,000

Net Cash Provided by Financing Activities	1,566,432	85,000

Increase (decrease) in Cash	1,075,261	(234,709)
Cash - Beginning of Period	48,816	266,926

Cash - End of Period	1,124,077	32,217

Non-cash Investing and Financing Activities:
Fair value of stock options granted for exploration management	45,109	-
Stock issued for mineral properties	-	783,000

Supplemental Disclosures:
Interest paid	3,106	-
Income taxes paid	-	-

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

1.	Exploration Stage Company

Aberdene Mines Limited (the "Company") was incorporated in the State of Nevada, U.S.A. on January 21, 2000. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises". The Company's principal business plan is to acquire, explore and develop mineral properties and ultimately seek earnings by exploiting mineral claims. Refer to Note 4 for mineral claims being acquired through option agreements.

The Company has been in the exploration stage since its formation in January 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. The Company has working capital of $1,243,956 as at September 30, 2005 and has accumulated losses from inception to September 30, 2005 totalling $6,669,670. The Company also has significant mineral property acquisition and exploration commitments. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

2.	Summary of Significant Accounting Policies
	a)	Basis of Presentation

These financial statements and related notes are prepared in conformity with accounting principles generally accepted in the United States and are expressed in U.S. dollars. The Company's fiscal year-end is June 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at September 30, 2005, $228,759 of the Company's cash was being held by Nevada Sunrise, LLC for future mineral property expenditures associated with the New York Canyon Copper Project (see Note 4(a)).

	d)	Investment Securities

The Company reports investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. Substantially all investment securities are designated as available for sale with unrealized gains and losses included in stockholders' equity, net of applicable taxes and other adjustments. The Company regularly reviews investment securities for impairment based on criteria that include the extent to which the investment's carrying value exceeds its related market value, the duration of the market decline, the Company's ability to hold to recovery and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)
	e)	Property and Equipment
Property and equipment consists of computer equipment and office equipment, which are recorded at cost and depreciated over their estimated useful life of three years on a straight-line basis.

	f)	Long-lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	g)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	h)	Financial Instruments

Financial instruments which include cash, investment securities, accounts payable, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109, "Accounting for Income Taxes", as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Mineral Property Costs

The Company has been in the exploration stage since its formation in January 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

	k)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2005 the Company's only component of comprehensive loss was unrealized holding losses on available for sale securities. At September 30, 2004 the Company had no items that represented comprehensive loss.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)
	l)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	m)	Stock-based Compensation

The Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS 123), established a fair value based method of accounting for stock-based awards. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure an Amendment of FASB Statement No. 123" (SFAS 148), which requires more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

		The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each period.
			Three Months	Three Months
			Ended	Ended
			September 30,	September 30,
			2005	2004
			$	$
		Net loss - as reported	(679,117)	(1,146,789)
		Add: Stock-based employee compensation expense
		included in net loss - as reported	-	-
		Deduct: Stock-based employee compensation expense
		determined under fair value method	-	-
		Net loss - pro forma	(679,117)	(1,146,789)
		Net loss per share (basic and diluted) - as reported	(0.01)	(0.01)
		Net loss per share (basic and diluted) - pro forma	(0.01)	(0.01)

The fair value of the options granted during the period was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk free interest rate of 4.11%, expected volatility of 214%, an expected option life of 2.5 years and no expected dividends. The weighted average fair value of options granted was $0.30 per option. There was no dilutive impact of potential common shares associated with stock options, by application of the treasury stock method, as the Company had net losses.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)
	n)	Interim Financial Statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

	o)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". SFAS No. 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS No. 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS No. 123R. The Company will consider SAB 107 during implementation of SFAS No. 123R.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

2.	Summary of Significant Accounting Policies (continued)
	p)	Reclassifications
Certain reclassifications have been made to the prior period's financial statements to conform to the current period's presentation.

3.	Property and Equipment
				September 30,	June 30,
				2005	2005
			Accumulated	Net Carrying	Net Carrying
		Cost	Depreciation	Value	Value
		$	$	$	$
				(unaudited)	(audited)
	Computer equipment	6,229	2,527	3,702	4,221
	Office furniture	1,322	110	1,212	-
		7,551	2,637	4,914	4,221

4.	Mineral Properties
a)

On March 18, 2004, the Company was granted an option to acquire a 100% interest, subject to a 2% net smelter royalty, in the New York Canyon Copper Project located in Mineral County, Nevada. Under the terms of the option agreement, the Company must make cash payments of $460,000 (or share issuances at the election of the Optionors) in various stages as follows: $30,000 upon execution of the option agreement (paid), $60,000 on the first anniversary (paid); $120,000 (or 400,000 shares) on the second anniversary; and $250,000 (or 300,000 shares) on the third anniversary. The Company must also issue 2,000,000 shares in various stages as follows: 500,000 shares upon execution of the option agreement (issued at a fair value of $860,000), 500,000 shares on the first anniversary (issued at a fair value of $185,000); 500,000 shares on the second anniversary; and 500,000 shares on the third anniversary. The Company must incur expenditures of not less than $2,000,000 in various stages as follows: $250,000 by December 31, 2004 (paid), an additional $750,000 by December 31, 2005, and an additional $1,000,000 by December 31, 2006.

b)

On July 21, 2004, the Company entered into a fifteen-year renewable lease agreement, which gives the Company the right of exploration and production of minerals in eighteen mineral claims owned by the lessor. The mineral claims are located within the area of the Company's New York Canyon Copper Project. Under the terms of the agreement the Company must make cash payments of $25,000 on execution of the agreement (paid). On the first anniversary of the execution of the agreement the Company must make payments to the lessor of $1,000 per month, $2,000 per month after the second anniversary and $3,000 per month after the third anniversary for as long as the lease is in effect. In addition, at six and twenty-four months after the execution of the agreement the Company will give the lessor, respectively, 10,000 (issued at a fair value of $3,500) and 15,000 restricted shares of the Company's common stock. This agreement is subject to a Net Smelter Interest (NSI) payable to two parties (1.75% NSR + 0.57% NSR). The 1.75% is terminated upon payments of $2,000,000; then the second party will retain 1.5% NSR which will revert to 0.5% after an additional $2,000,000 is paid.

5.	Related Party Transactions
a)

As at September 30, 2005, the Company was indebted to the Chief Financial Officer for $34,454 (June 30, 2005 - $19,793), the former President of the Company for $15,613 (June 30, 2005 - $15,613) and a director of the Company for $15,376 (June 30, 2005 - $9,770). These amounts are non-interest bearing, unsecured and due on demand.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

5.	Related Party Transactions (continued)
b)

During the three month period ended September 30, 2005, the Company paid consulting fees of $8,037 (2004 - $12,666) to the Chief Financial Officer, consulting fees of $15,689 (2004 - $nil) to the Vice-President of Exploration, $4,988 (2004 - $3,103) to a Director of the Company and management fees of $32,100 (2004 - $Nil) to the President of the Company.

c)

As at September 30, 2005, the Company was indebted to the President and a company controlled by the President of the Company in the amount of $17,168 (June 30, 2005 - $13,457). This amount is non-interest bearing, unsecured and due on demand. During the three month period ended September 30, 2005, this company was paid $6,300 for rent (2004 - $Nil) and $10,659 (2004 - $Nil) for general and administrative costs.

	d)	The Vice President of the Company owns a 22.5% interest in the mineral property optioned to the Company as described in Note 4(b).

6.	Convertible Debentures

In accordance with EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", the Company has allocated the proceeds of issuance between the convertible debentures and the warrants to be issued upon conversion based on their relative fair values. The Company recognized the intrinsic value of the beneficial conversion option of $180,183 as additional paid-in capital and interest expense in fiscal 2005. The Company will record the fair value of the warrants upon conversion of the convertible debentures.

a)

On September 22, 2004, the Company issued a convertible and callable debenture for $85,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on September 22, 2006, is unsecured and has a conversion price of $0.70 per unit. Each unit would consist of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.86 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of September 30, 2005, $5,408 of interest has been accrued and is included in accrued liabilities.

b)

On November 19, 2004, the Company issued a convertible and callable debenture for $80,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on November 19, 2006, is unsecured and has a conversion price of $0.56 per unit. Each unit would consist of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.75 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of September 30, 2005, $4,516 of interest has been accrued and is included in accrued liabilities.

c)

On December 14, 2004, the Company issued a convertible and callable debenture for $39,999 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on December 14, 2006, is unsecured and has a conversion price of $0.45 per unit. Each unit would consist of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.60 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of September 30, 2005, $2,674 of interest has been accrued and is included in accrued liabilities.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

6.	Convertible Debentures (continued)
d)

On February 10, 2005, the Company issued a convertible and callable debenture for $25,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on February 10, 2007, is unsecured and has a conversion price of $0.40 per unit. Each unit would consist of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.55 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of September 30, 2005, $1,218 of interest has been accrued and is included in accrued liabilities.

e)

On March 15, 2005, the Company issued a convertible and callable debenture for $55,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on March 15, 2007, is unsecured and has a conversion price of $0.25 per unit. Each unit would consist of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.40 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of September 30, 2005, $2,599 of interest has been accrued and is included in accrued liabilities.

7.	Common Stock
a)

On September 8, 2005, the Company completed a private placement and issued 1,500,000 shares of common stock at $0.30 per share for gross proceeds of $450,000. The Company paid a finder's fee of $33,750 and legal fees of $3,000 in connection with this private placement.

b)

On August 29, 2005, the Company completed a private placement and issued 5,000,000 shares of common stock at $0.25 per share for gross proceeds of $1,250,000. The Company paid a finder's fee of $93,750 and legal fees of $3,000 in connection with this private placement.

8.	Stock Options

On June 17, 2004, the Company filed a Form S-8 Registration Statement with the U.S. Securities and Exchange Commission to register 1,000,000 shares of common stock pursuant to the Company's 2004 Nonqualified Stock Option Plan (the "Plan").

On June 17, 2004, the Company filed a Form S-8 Registration Statement with the U.S. Securities and Exchange Commission to register 1,000,000 shares of common stock pursuant to the Company's 2004 Nonqualified Stock Option Plan (the "Plan").

The determination of those eligible to receive options under this Plan, and the amount, type, price and timing of each stock option and the terms and conditions is at the sole discretion of the Company's Board of Directors.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in U.S. dollars)
(unaudited)

8.	Stock Options (continued)

A summary of the Company's stock option activity is as follows:

		Period Ended September 30, 2005		Year Ended June 30, 2005
			Weighted		Weighted
		Number of	Average	Number of	Average
		Options	Exercise Price	Options	Exercise Price
	Balance, Beginning of Period	3,000,000	$0.30	-	$-
	Granted	150,000	0.35	-	-
	Cancelled/Forfeited	-	-	-	-
	Exercised	-	-	-	-

	Balance, End of Period	3,150,000	$0.30	-	$-

As at September 30, 2005, the following options are outstanding:

Outstanding and Exercisable

Weighted Average
	Exercise	Number of	Remaining Contractual	Weighted Average
	Price	Shares	Life (years)	Exercise Price
	$ 0.30-0.35	3,150,000	4.50	$ 0.30

9.	Commitments

	a)			The Company entered into an employment agreement dated July 1, 2005 with the President of the Company to provide services for $128,400 per annum. The agreement is for a term of one year.

	b)			On September 21, 2005, the Company entered into a services agreement with a legal firm to provide services relating to the filing of a Form SB-2 registration statement in consideration for $30,000.

10.	Subsequent Event

On October 19, 2005, the Company paid $25,000 and issued 25,000 shares of common stock to acquire mineral exploration data for areas forming part of the New York Canyon Project.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Directors
of Aberdene Mines Limited
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Aberdene Mines Limited (An Exploration Stage Company) as of June 30, 2005 and 2004 and the related statements of operations, cash flows and stockholders' deficit for the period from January 21, 2000 (Date of Inception) to June 30, 2005 and the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aberdene Mines Limited (An Exploration Stage Company), as of June 30, 2005 and 2004, and the results of its operations and its cash flows for the period from January 21, 2000 (Date of Inception) to June 30, 2005, and the years ended June 30, 2005 and 2004, in conformity with generally accepted accounting principles used in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue and has incurred start-up losses to date. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ "Manning Elliott LLP"

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 11, 2005

Aberdene Mines Limited
(An Exploration Stage Company)
Balance Sheets
(expressed in US dollars)

	June 30,	June 30,
	2005	2004
	$	$

ASSETS
Current Assets
Cash	48,816	266,926
Investment securities	294,077	-
Prepaid expenses and deposits	10,082	19,843

Total Current Assets	352,975	286,769
Property and Equipment (Note 3)	4,221	2,011

Total Assets	357,196	288,780

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	70,635	22,461
Accrued liabilities	44,698	17,311
Due to related parties (Note 5)	58,633	17,633

Total Current Liabilities	173,966	57,405
Convertible Debentures (Note 6)	284,999	-

Total Liabilities	458,965	57,405

Commitment (Note 10)
Subsequent Events (Note 12)
Stockholders' Equity (Deficit)
Preferred Stock (Note 7)
Authorized: 100,000,000 shares, par value $0.00001
Issued: 500,000 shares (2004: Nil shares)	5	-
Common Stock (Note 8)
Authorized: 100,000,000 shares, par value $0.00001
Issued: 53,991,852 shares (2004: 71,234,814 shares)	540	712

Common Stock Subscribed	-	902,126

Additional Paid-in Capital	6,325,951	1,293,689

Accumulated Other Comprehensive Loss	(437,712)	-

Deficit Accumulated During the Exploration Stage	(5,990,553)	(1,965,152)

Total Stockholders' Equity (Deficit)	(101,769)	231,375

Total Liabilities and Stockholders' Equity (Deficit)	357,196	288,780

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Statements of Operations
(expressed in US dollars)

	Accumulated from
	January 21, 2000	For the
	(Date of Inception	Year Ended
	to June 30,	June 30,
	2005	2005	2004
	$	$	$

Revenue	-	-	-

Expenses

Depreciation	2,008	1,002	1,006
Foreign exchange gain	(39,712)	(39,712)	-
General and administrative (1)	2,531,134	1,064,799	1,105,762
Mineral property costs (1)	2,964,423	2,469,082	491,798

Total Operating Expenses	5,457,853	3,495,171	1,598,566

Operating Loss	(5,457,853)	(3,495,171)	(1,598,566)

Other Expenses

Interest on convertible debentures	(195,767)	(193,297)	(2,470)
Loss on sale of investment securities	(323,098)	(323,098)	-
Loss on settlement of related party debt	(13,835)	(13,835)	-

Total Other Expenses	(532,700)	(530,230)	(2,470)

Net Loss	(5,990,553)	(4,025,401)	(1,601,036)

Other Comprehensive Loss

Unrealized loss on investment securities	(437,712)	(437,712)	-

Comprehensive Loss	(6,428,265)	(4,463,113)	(1,601,036)

Net Loss Per Share - Basic and Diluted		(0.06)	(0.01)

Weighted Average Shares Outstanding		65,202,000	125,593,000

(1) Stock-based compensation is included in the
following:
General and administrative	691,613	418,144	-
Mineral property costs	1,876,542	1,876,500	-
	2,568,155	2,294,644	-

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Statements of Cash Flows
(expressed in US dollars)
	Accumulated from
	January 21, 2000	For the
	(Date of Inception)	Year Ended
	to June 30,	June 30,
	2005	2005	2004
	$	$	$
Cash Flows to Operating Activities
Net loss	(5,990,553)	(4,025,401)	(1,601,036)
Adjustments to reconcile net loss to net cash used by operating activities:
Intrinsic value of beneficial conversion option	180,183	180,183
Write-off of mineral property costs	42	-	42
Depreciation	2,008	1,002	1,006
Accrued interest on convertible debentures	15,584	13,114	2,470
Foreign exchange gain	(41,997)	(41,997)	-
Loss on sale of investment securities	323,098	323,098	-
Stock issued for mineral properties	1,876,500	1,876,500	-
Loss on settlement of related party debt	13,835	13,835	-
Stock-based compensation	691,613	418,144	-
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(10,082)	9,761	(19,432)
Accounts payable and accrued liabilities	102,219	62,447	28,583
Due to related parties	119,411	100,289	12,648
Net Cash Used by Operating Activities	(2,718,139)	(1,069,025)	(1,575,719)
Cash Flows to Investing Activities
Proceeds received on sale of investment securities	369,128	369,128
Purchase of property and equipment	(6,229)	(3,212)	(3,017)
Net Cash Used by Investing Activities	362,899	365,916	(3,017)
Cash Flows to Financing Activities
Proceeds from issuance of convertible debentures	1,184,655	284,999	899,656
Proceeds from issuance of common stock/subscriptions
received	1,219,401	200,000	945,000
Net Cash Provided by Financing Activities	2,404,056	484,999	1,844,656
Net Increase (Decrease) in Cash	48,816	(218,110)	265,920
Cash - Beginning of Period	-	266,926	1,006
Cash - End of Period	48,816	48,816	266,926
Non-cash Investing and Financing Activities:
Fair value of stock options granted	384,144	384,144	-
Preferred stock issued for investment securities	1,535,575	1,535,575	-
Investment securities used to pay the finder's fee for
preferred stock issuance	153,557	153,557	-
Stock issued for consulting services	307,469	34,000	-
Stock issued to settle related party debt	74,613	73,124
Stock issued for payment of mining claims	1,876,542	1,876,500
Conversion of debentures into common shares	902,126	-	902,126
Supplemental Disclosures:
Interest paid	-	-	-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Statement of Stockholders' Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2005
(expressed in US dollars)

							Accumulated	Deficit
	Preferred Stock		Common Stock		Additional	Common	Other	Accumulated
		Par		Par	Paid-in	Stock	Comprehensive	Development
	Shares	Value	Shares	Value	Capital	Subscribed	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$
Balance - January 21, 2000
(Date of Inception)	-	-	-	-	-	-	-	-	-

Issuance of stock for services
and payment of advances
for $0.002 per share	-	-	138,000,000	1,380	273,620	-	-	-	275,000

Net loss for the period	-	-	-	-	-	-	-	(290,820)	(290,820)

Balance - June 30, 2000	-	-	138,000,000	1,380	273,620	-	-	(290,820)	(15,820)

Net loss for the year	-	-	-	-	-	-	-	(11,766)	(11,766)

Balance - June 30, 2001	-	-	138,000,000	1,380	273,620	-	-	(302,586)	(27,586)

Issuance of stock for cash at
$0.0036 per share	-	-	20,534,814	205	74,196	-	-	-	74,401

Net loss for the year	-	-	-	-	-	-	-	(43,817)	(43,817)

Balance - June 30, 2002	-	-	158,534,814	1,585	347,816	-	-	(346,403)	2,998

Net loss for the year	-	-	-	-	-	-	-	(17,713)	(17,713)

Balance - June 30, 2003	-	-	158,534,814	1,585	347,816	-	-	(364,116)	(14,715)

Cancellation of stock owned
by a director	-	-	(88,000,000)	(880)	880	-	-	-	-

Conversion of debentures	-	-	-	-	-	902,126	-	-	902,126

Issuance of stock for cash at
$1.50 per share	-	-	700,000	7	1,049,993	-	-	-	1,050,000

Stock issuance costs	-	-	-	-	(105,000)	-	-	-	(105,000)

Net loss for the year	-	-	-	-	-	-	-	(1,601,036)	(1,601,036)

Balance - June 30, 2004	-	-	71,234,814	712	1,293,689	902,126	-	(1,965,152)	231,375

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Statement of Stockholders' Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2005
(expressed in US dollars)

							Accumulated	Deficit
	Preferred Stock		Common Stock		Additional	Common	Other	Accumulated
		Par		Par	Paid-in	Stock	Comprehensive	Development
	Shares	Value	Shares	Value	Capital	Subscribed	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$
Balance - June 30, 2004	-	-	71,234,814	712	1,293,689	902,126	-	(1,965,152)	231,375

Issuance of stock for
consulting services	-	-	400,000	4	761,996	-	-	-	762,000

Cancellation of stock issued
for consulting services	-	-	(200,000)	(2)	(727,998)	-	-	-	(728,000)

Issuance of stock pursuant
to exercise of options	-	-	400,000	4	199,996	-	-	-	200,000

Issuance of stock pursuant
to conversion of debentures	-	-	549,405	6	902,120	(902,126)	-	-	-

Issuance of stock pursuant
to mineral property option
agreements	-	-	1,410,000	14	1,876,486	-	-	-	1,876,500

Issuance of stock to settle
related party debt	-	-	197,633	2	73,122	-	-	-	73,124

Cancellation of stock
owned by the President of
the Company	-	-	(20,000,000)	(200)	200	-	-	-	-

Issuance of preferred stock
for investment securities	500,000	5	-	-	1,382,013	-	-	-	1,382,018

Unrealized loss on
investment securities	-	-	-	-	-	-	(437,712)	-	(437,712)

Fair value of stock options
granted	-	-	-	-	384,144	-	-	-	384,144

Intrinsic value of beneficial
conversion option of
convertible debentures	-	-	-	-	180,183	-	-	-	180,183

Net loss for the year	-	-	-	-	-	-	-	(4,025,401)	(4,025,401)

Balance - June 30, 2005	500,000	5	53,991,852	540	6,325,951	-	(437,712)	(5,990,553)	(101,769)

The accompanying notes are an integral part of these financial statements

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

1.	Exploration Stage Company

Aberdene Mines Limited (the "Company") was incorporated in the State of Nevada, U.S.A. on January 21, 2000. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises". The Company's principal business plan is to acquire, explore and develop mineral properties and ultimately seek earnings by exploiting mineral claims. Refer to Note 4 for mineral claims being acquired through option agreements.

The Company has been in the exploration stage since its formation in January 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. The Company has working capital of $179,009 as at June 30, 2005 and has accumulated losses from inception to June 30, 2005 totalling $6,790,553. The Company also has significant mineral property acquisition and exploration commitments. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

The Company will continue to sell its investment securities to finance operations over the next twelve months.

2.	Summary of Significant Accounting Policies
	a)	Basis of Presentation

These financial statements and related notes are prepared in conformity with accounting principles generally accepted in the United States and are expressed in US dollars. The Company's fiscal year-end is June 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As at June 30, 2005, $20,508 of the Company's cash was being held by Nevada Sunrise, LLC for future mineral property expenditures associated with the New York Canyon Copper Project (see Note 4(c)).

	d)	Investment Securities

The Company reports investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. Substantially all investment securities are designated as available for sale with unrealized gains and losses included in stockholders' equity, net of applicable taxes and other adjustments. The Company regularly reviews investment securities for impairment based on criteria that include the extent to which the investment's carrying value exceeds its related market value, the duration of the market decline, the Company's ability to hold to recovery and the financial strength and specific prospects of the issuer of the security. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

	e)	Property and Equipment
Property and equipment consists of computer equipment, which is recorded at cost and depreciated over its estimated useful life of three years on a straight-line basis.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)
	f)	Long-lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	g)	Foreign Currency Translation

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated to United States dollars in accordance with SFAS No. 52 "Foreign Currency Translation" using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	h)	Financial Instruments

Financial instruments which include cash, investment securities, accounts payable, accrued liabilities and due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109, "Accounting for Income Taxes", as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	j)	Mineral Property Costs

The Company has been in the exploration stage since its formation in January 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

	k)	Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2005 the Company's only component of comprehensive loss was unrealized holding losses on available for sale securities. At June 30, 2004 the Company had no items that represented comprehensive loss.

	l)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)
	m)	Stock-based Compensation

The Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS 123), established a fair value based method of accounting for stock-based awards. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure an Amendment of FASB Statement No. 123" (SFAS 148), which requires more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

		The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each period.

			Year Ended	Year Ended
			June 30,	June 30,
			2005	2004
			$	$

		Net loss - as reported	(4,025,401)	(1,601,036)
		Add: Stock-based employee compensation expense
		included in net loss - as reported	211,000	-
		Deduct: Stock-based employee compensation expense
		determined under fair value method	(1,094,710)	-

		Net loss - pro forma	(4,909,111)	(1,601,036)

		Net loss per share (basic and diluted) - as reported	(0.06)	-
		Net loss per share (basic and diluted) - pro forma	(0.08)	-

The fair value of the options granted during the period was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk free interest rate of 3.66%, expected volatility of 225%, an expected option life of 2.5 years and no expected dividends. The weighted average fair value of options granted was $0.35 per option. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $883,710 for the year ended June 30, 2005. There was no dilutive impact of potential common shares associated with stock options, by application of the treasury stock method, as the Company had net losses.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)
	n)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS No. 123R. The Company will consider SAB 107 during implementation of SFAS No. 123R.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". SFAS No. 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS No. 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS No. 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

The FASB has also issued SFAS No. 151 and 152, but they will not have relationship to the operations of the Company. Therefore a description and its impact for each on the Company's operations and financial position have not been disclosed.

	o)	Reclassifications
Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

3.	Property and Equipment
				June 30, 2005	June 30, 2004
			Accumulated	Net Carrying	Net Carrying
		Cost	Depreciation	Value	Value
		$	$	$	$
	Computer Equipment	6,229	2,008	4,221	2,011

4.	Mineral Properties
a)

The Company entered into a Letter of Intent dated February 18, 2004 to acquire a 75% interest in the Tuscarora Gold Project located in the Elko County, Nevada. The Company paid $60,000 upon signing the Letter of Intent and a further $30,000 to extend the deadline to sign an option agreement. This Letter of Intent was replaced by an option agreement dated April 8, 2004 under which the Company can acquire 75% of the Optionor's interest in property. Under the terms of the option agreement, the Company must make a cash payment of $25,000 upon the execution of the option agreement (paid) and issue 600,000 shares in various stages as follows: 200,000 shares within 5 business days of the acquisition (issued at a fair value of $404,000) by the Optionor of certain claims subject to this option agreement, and 400,000 shares on the first anniversary of the option agreement. The Company must also incur expenditures of not less than $3,000,000 in various stages as follows: $750,000 by the first anniversary, an additional $1,000,000 by the second anniversary, and an additional $1,250,000 by the third anniversary. The property is subject to a 3% net smelter return royalty ("NSR"). This agreement was terminated by a Notice of Default dated April 15, 2005.

b)

The Company entered into a Letter of Intent dated January 29, 2004 to acquire a 100% interest in the Gold Hill Project located in the Gold Hill Mining District, Colorado. The Company paid $60,000 upon signing the Letter of Intent and a further $50,000 to extend the deadline to sign an option agreement. This Letter of Intent was replaced by another Letter of Intent dated April 16, 2004 under which the Company can acquire 75% of the Optionor's interest in the property, which is currently 50%. The Company's due diligence period expired on August 16, 2004, but was extended by a further 90 days for the purpose of determining whether to enter into a formal option agreement. The Company has decided not to proceed into a formal option agreement and has cancelled the Letter of Intent.

c)

On March 18, 2004, the Company was granted an option to acquire a 100% interest, subject to a 2% net smelter royalty, in the New York Canyon Copper Project located in Mineral County, Nevada. Under the terms of the option agreement, the Company must make cash payments of $460,000 (or share issuances at the election of the Optionors) in various stages as follows: $30,000 upon execution of the option agreement (paid), $60,000 on the first anniversary (paid); $120,000 (or 400,000 shares) on the second anniversary; and $250,000 (or 300,000 shares) on the third anniversary. The Company must also issue 2,000,000 shares in various stages as follows: 500,000 shares upon execution of the option agreement (issued at a fair value of $860,000), 500,000 shares on the first anniversary (issued at a fair value of $185,000); 500,000 shares on the second anniversary; and 500,000 shares on the third anniversary. The Company must incur expenditures of not less than $2,000,000 in various stages as follows: $250,000 by December 31, 2004 (paid), an additional $750,000 by December 31, 2005, and an additional $1,000,000 by December 31, 2006.

d)

The Company entered into an option agreement dated April 15, 2004 under which the Company can acquire 75% of the Optionor's interest in the Cornucopia property located in Elko County, Nevada. Under the terms of the option agreement, the Company paid $25,000 and issued 200,000 shares at a fair value of $424,000. This agreement was terminated by a Notice of Default dated April 15, 2005.

e)

On July 21, 2004, the Company entered into a fifteen-year renewable lease agreement, which gives the Company the right of exploration and production of minerals in eighteen mineral claims owned by the lessor. The mineral claims are located within the area of the Company's New York Canyon Copper Project. Under the terms of the agreement the Company must make cash payments of $25,000 on execution of the agreement (paid). On the first anniversary of the execution of the agreement the Company must begin payments to the lessor of $1,000 per month, $2,000 per month after the second anniversary and $3,000 per month after the third anniversary for as long as the lease is in effect. In addition, at six and twenty-four months after the execution of the agreement the Company will give the lessor, respectively, 10,000 (issued at a fair value of $3,500) and 15,000 restricted shares of the Company's common stock. This agreement is subject to a Net Smelter Interest (NSI) payable to two parties (1.75% NSR + 0.57% NSR). The 1.75% is terminated upon payments of $2,000,000; then the second party will retain 1.5% NSR which will revert to 0.5% after an additional $2,000,000 is paid.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

5.	Related Party Transactions
a)

As at June 30, 2005, the Company was indebted to the Chief Financial Officer for $19,793, the former President of the Company for $15,613 and a director of the Company for $9,770. These amounts are non-interest bearing, unsecured and due on demand.

b)

During the year ended June 30, 2005, the Company paid consulting fees of $41,939 (2004 - $12,350) to the Chief Financial Officer, consulting fees of $14,481 (2004 - $12,350) to a Director of the Company and management fees of $15,525 (2004 - $Nil) to a company controlled by the President of the Company.

c)

As at June 30, 2005, the Company was indebted to a company controlled by the President of the Company in the amount of $13,457 (2004 - $2,020). This amount is non-interest bearing, unsecured and due on demand. During the year ended June 30, 2005, this company was paid $30,073 (2004 - $Nil) for general and administrative costs.

	d)	During the year ended June 30, 2005, the President of the Company returned 20,000,000 common shares of the Company to treasury for cancellation for no consideration.
	e)	The Vice President of the Company owns a 22.5% interest in the mineral property optioned to the Company as described in Note 4(c).

6.	Convertible Debentures

In accordance with EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", the Company has allocated the proceeds of issuance between the convertible debentures and the warrants to be issued upon conversion based on their relative fair values. The Company recognized the intrinsic value of the beneficial conversion option of $180,183 as additional paid-in capital and interest expense. The Company will record the fair value of the warrants upon conversion of the convertible debentures.

a)

On September 22, 2004, the Company issued a convertible and callable debenture for $85,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on September 22, 2006, is unsecured and has a conversion price of $0.70 per unit. Each unit consists of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.86 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of June 30, 2005, $5,215 of interest has been accrued and is included in accrued liabilities.

b)

On November 19, 2004, the Company issued a convertible and callable debenture for $80,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on November 19, 2006, is unsecured and has a conversion price of $0.56 per unit. Each unit consists of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.75 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of June 30, 2005, $3,961 of interest has been accrued and is included in accrued liabilities.

c)

On December 14, 2004, the Company issued a convertible and callable debenture for $39,999 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on December 14, 2006, is unsecured and has a conversion price of $0.45 per unit. Each unit consists of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.60 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of June 30, 2005, $1,775 of interest has been accrued and is included in accrued liabilities.

d)

On February 10, 2005, the Company issued a convertible and callable debenture for $25,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on February 10, 2007, is unsecured and has a conversion price of $0.40 per unit. Each unit consists of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.55 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of June 30, 2005, $800 of interest has been accrued and is included in accrued liabilities.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

6.	Convertible Debentures (continued)
e)

On March 15, 2005, the Company issued a convertible and callable debenture for $55,000 in cash proceeds. The Company may call the debenture at anytime until the maturity date. The debenture matures on March 15, 2007, is unsecured and has a conversion price of $0.25 per unit. Each unit consists of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $0.40 per share. The holder must convert all of the principal and accrued interest if any is converted. The interest rate is the Bank of America prime rate plus 2.5% per annum. The Company must pay accrued interest on January 31st of each year. As of June 30, 2005, $1,363 of interest has been accrued and is included in accrued liabilities.

7.	Preferred Stock

During the quarter ended December 31, 2004, the Company finalized the financing agreement entered into with a European investment company on July 29, 2004. The financing involved issuing 500,000 restricted 0% convertible Series A preferred shares of the Company in exchange for 2,753,304 common shares of the investment company. The 2,753,304 common shares of the investment company were valued at $1,535,575 at the time the deal was finalized. The Series A preferred shares are convertible at the lesser of (a) the Fixed Conversion Price $1.75 or (b) 80% of the average of the three lowest "per share market values" for the common stock over the ten trading days preceding the date of conversion, but in no event less than 5% of the Fixed Conversion Price. Any unconverted preferred shares as at July 30, 2007 shall be automatically convertible into common shares. The Company used 275,330 common shares of the investment company valued at $153,557 to pay the finder's fee for this financing agreement.

8.	Common Stock

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

a)

On January 6, 2004, the Company issued 1.3 additional shares for each common share outstanding effective as of the record date of January 5, 2004. On June 16, 2004, the Company issued 1 additional share for each common share outstanding effective as of the record date of June 14, 2004. All per share amounts were retroactively adjusted to reflect these stock dividends.

	b)	On January 27, 2004, the Company announced a management change and the cancellation of 88,000,000 shares. These shares were returned to treasury for cancellation for no consideration.
c)

In March 2004, the Company received proceeds of $799,656 from the issuance of convertible debentures. On March 31, 2004, the holders of the convertible debentures converted their debentures totalling $801,276, including accrued interest of $1,620, into 495,618 Units. Each Unit consists of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $2.00 per share. The exercise period of the warrants is two years from the date of the conversion. The Units were issued on February 10, 2005.

d)

On May 15, 2004, the Company received proceeds of $100,000 from the issuance of a convertible debenture. On June 30, 2004, the holder of the convertible debenture converted the debenture totalling $100,850, including accrued interest of $850, into 53,787 Units. Each Unit consisted of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $2.00 per share. The exercise period of the warrants is two years from the date of the conversion. The Units were issued on February 10, 2005.

	e)	On June 3, 2004, the Company issued 700,000 shares of common stock at $1.50 per share for cash proceeds of $1,050,000. The Company paid commissions of $105,000.
	f)	On July 6, 2004, the Company issued 900,000 shares of common stock at a fair value of $1,688,000 pursuant to the terms of the mineral property option agreements.
g)

On July 7, 2004, the Company issued 200,000 shares of common stock for consulting services to be rendered. The services were not rendered and no amount was charged to operations, however the shares had been issued. During the year ended June 30, 2005, the shares were returned and cancelled.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

8.	Common Stock (continued)
	h)		On January 21, 2005, the Company issued 10,000 shares of common stock at a fair value of $3,500 pursuant to the terms of a mineral property agreement.
	i)		On February 16, 2005, the President of the Company returned 20,000,000 shares of common stock of the Company to treasury for no consideration.
	j)		On March 18, 2005, the Company issued 500,000 shares of common stock at a fair value of $185,000 pursuant to the terms of a mineral property agreement.
	k)		On June 28, 2005, the Company issued 200,000 shares of common stock at a fair value of $34,000 in consideration for consulting services.
	l)		On June 28, 2005, the Company issued 197,633 shares of common stock at a fair value of $73,124 to settle a related party debt balance of $59,289 resulting in a loss of $13,835 being recognized.

9.	Stock Options

On June 17, 2004, the Company filed a Form S-8 Registration Statement with the U.S. Securities and Exchange Commission to register 1,000,000 shares of common stock pursuant to the Company's 2004 Nonqualified Stock Option Plan (the "Plan").

On April 5, 2005, the Company filed a Form S-8 Registration Statement with U.S. Securities and Exchange Commission to register an additional 3,000,000 shares of common stock pursuant to the Plan.

The determination of those eligible to receive options under this Plan, and the amount, type, price and timing of each stock option and the terms and conditions shall rest at the sole discretion of the Company's Board of Directors.

A summary of the Company's stock option activity is as follows:

		Year Ended June 30, 2005		Year Ended June 30, 2004
			Weighted		Weighted
		Number of	Average	Number of	Average
		Options	Exercise Price	Options	Exercise Price
	Balance, Beginning of Year	-	$-	-	$-
	Granted	3,700,000	0.34	-	-
	Cancelled/Forfeited	300,000	0.50	-	-
	Exercised	(400,000)	0.50	-	-
	Balance, End of Year	3,000,000	$0.30	-	$-

As at June 30, 2005, the following options are outstanding:

Outstanding and Exercisable

Weighted Average
	Exercise	Number of	Remaining Contractual	Weighted Average
	Price	Shares	Life (years)	Exercise Price
	$0.30	3,000,000	4.75	$0.30

10.	Commitment

The Company entered into an employment agreement dated January 1, 2005 with the President of the Company to provide services for $32,100 per annum. The agreement is for a term of one year.

Aberdene Mines Limited
(An Exploration Stage Company)
Notes to the Financial Statements
(expressed in US dollars)

11.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $2,862,000, which commence expiring in 2021. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the years ended June 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $427,000 and $544,000, respectively.

	The components of the net deferred tax asset at June 30, 2005 and 2004 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

			2005	2004
			$	$

		Cumulative Net Operating Loss	2,862,000	1,691,000
		Statutory Tax Rate	35%	34%
		Effective Tax Rate	-	-
		Deferred Tax Asset	1,002,000	575,000
		Valuation Allowance	(1,002,000)	(575,000)
		Net Deferred Tax Asset	-	-

12.	Subsequent Events

	a)	On August 5, 2005, the Company issued 150,000 stock options exercisable at $0.35 per option expiring on August 5, 2010.
	b)

On August 29, 2005, the Company completed a private placement and issued 5,000,000 restricted shares of common stock at $0.25 per share for gross proceeds of $1,250,000. The Company paid a finder's fee of $93,750 in connection with this private placement.

	c)

On September 8, 2005, the Company completed a private placement and issued 1,500,000 restricted shares of common stock at $0.30 per share for gross proceeds of $450,000. The Company paid a finder's fee of $33,750 in connection with this private placement.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.

  Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$2,500
Printing Expenses	$0
Accounting/administrative Fees and Expenses	$12,500
Blue Sky Fees/Expenses	$0
Legal Fees/ Expenses	$35,000
Escrow fees/Expenses	$0
Transfer Agent Fees	$0
Miscellaneous Expenses	$0
TOTAL	$50,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Fiscal Year Ending June 30, 2004

We completed the following sales of securities without registration pursuant to the Securities Act of 1933, as amended, during the fiscal year ended June 30, 2004. All figures below have been adjusted to reflect the recent stock dividend of one additional share for each share held by shareholders of record as of June 14, 2004.

On March 31, 2004, the three holders of the convertible debentures gave notice of their intention to convert their debentures, which with accrued interest totalled $801,275, into an aggregate 495,618 units at a conversion price of $3.00 per unit. The units have not yet been issued. Each unit will consist of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock of an exercise price of $4.00 per share. The exercise period of the warrants will be two years from the date of conversion. Particulars of the pending conversion are as follows:

*

One debenture in the amount of $280,651.99 will be converted into 187,102 units. Each unit will be comprised of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $4.00 per share. The exercise period of the warrants will be two years from March 9, 2004.

*

A second debenture in the amount of $250,623.29 will be converted into 154,230 units. Each unit will be comprised of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $4.00 per share. The exercise period of the warrants will be two years from March 15, 2004.

*

A third debenture in the amount of $270,000.00 will be converted into 154,286 units. Each unit will be comprised of one restricted share of common stock and one warrant to acquire an additional restricted share of common stock at an exercise price of $4.00 per share. The exercise period of the warrants will be two years from March 29, 2004.

On June 1, 2004, we closed a private placement, with one investor, of 700,000 shares of common stock at a price of $3.00 for proceeds of $2,100,000. No commissions or fees were paid in connection with the financing. We paid a cash commission of $105,000 to a registered dealer in connection with this private placement. The shares were issued to a non-U.S. person outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The shares are subject to resale restrictions under Rule 144 of the 1933 Act including a one year hold period.

On June 4, 2004, we declared a stock dividend of one additional share of our common stock for each one share outstanding. The stock dividend was paid to shareholders of record on June 14, 2004. The share certificates were issued on June 15, 2004 and were mailed to shareholders on June 16, 2004. Our shares of common stock began trading at their post-dividend price on June 17, 2004.

On July 6, 2004, we issued 400,000 to Consolidated Global Minerals Ltd. pursuant to our option agreements in respect of the Tuscarora and Cornucopia Projects. The shares were issued to a non-U.S. person outside the United States in reliance upon an exemption from registration under Regulation S of the Securities Act of 1933, as amended. The shares are subject to resale restrictions under Rule 144 of the 1933 Act including a one year hold period.

On July 6, 2004, we issued 500,000 shares to Nevada Sunrise LLC pursuant to our option agreement in respect of the New York Canyon Project. We issued the foregoing restricted shares of common stock to Nevada Sunrise LLC pursuant to Section 4(2) of the Securities Act of 1933. Nevada Sunrise LLC is a sophisticated investor, and was in possession of all material information relating to our company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone.

Fiscal Year Ending June 30, 2005

During the 2005 fiscal year, we issued unsecured convertible debentures in the aggregate principal amount of $284,999. The debentures are convertible at the option of the holder during a two year period from the date of issuance into units of our company, which consist of one common share and one share purchase warrant, and bear the following conversion and warrant terms:

Date of Issuance	Principal Amount	Conversion Price	Warrant Exercise Price
	$85,000	$0.70	$0.86
	80,000	$0.56	$0.75
	39,999	$0.45	$0.60
	25,000	$0.40	$0.55
	55,000	$0.25	$0.40
	$284,999

The holder must convert all of the principal and accrued interest on the above noted debentures. The interest rate is the Bank of America prime rate plus 2.5% per annum. We are required to pay accrued interest annually on January 31st.

On July 6, 2004, we issued 900,000 shares of common stock pursuant to the terms of three of our mineral property option agreements. 500,000 shares were issued pursuant to the option agreement over the New York Canyon Project originally optioned in 2004, under which we were required to issue the shares to the grantor on signing. 200,000 shares were issued to the grantor of the option to purchase the Tuscarora Gold Project pursuant to the terms of the agreement, under which we were required to issue the common shares within 5 business days of the option grant. The balance of 200,000 shares were issued to the grantor of the option agreement over the Cornucopia property, under which we were required to issue the common shares within 5 business days of the option grant. Subsequent to the issuance of the shares for Tuscarora and Cornucopia, we elected to terminate the option agreements and relinquish all of our rights to acquire these claims.

On July 29, 2004, we executed a Convertible Preferred Stock Purchase Agreement with Langley Park Investments PLC. Under the terms of the agreement, we agreed to issue 500,000 shares of our Series A 0% Convertible Preferred Stock in exchange for 2,753,304 Langley Park ordinary shares, 1.0p per share. 10% or 275,330 of the Langley Park shares were used to pay a finders fee to an unrelated party. The Series A Preferred shares were issued on October 4, 2004. We entered the transaction to secure capital financing, and we have been selling the Langley Park shares on the London Stock Exchange as circumstances permit.

On December 8, 2004, we issued 400,000 shares of our common stock at $0.50 per share pursuant to the exercise of a stock option by one of our directors. We issued an additional 300,000 shares in error and in the quarter ended March 31, 2005, they were returned to treasury.

On February 4, 2005, we issued 10,000 shares of our common stock pursuant to the terms of our lease agreement with the owner of the Jaycor mineral claims described herein. Under the terms of the agreement we were required to issue the shares on the six month anniversary of execution of the option agreement.

On February 10, 2005 we issued 549,405 units consisting of one common share and one share purchase warrant to acquire an additional common share for $2.00. These units were issued on conversion of $902,126 of convertible debentures in fiscal 2004. $801,276 was converted into 495,618 units on March 31, 2004. The balance of $100,850 was converted into 53,787 units on June 30, 2004. The warrants are exercisable over a two year period, effective the original date of conversion.

During the year, we issued 200,000 common shares to a consultant for future professional services. Subsequent to the issuance, we terminated the arrangement and on February 16, 2005 the shares were returned to our treasury for cancellation.

On March 18, 2005, we issued a further 500,000 common shares under our option agreement with the owner of certain of the original New York Canyon mineral claims optioned in 2004.

On April 5, 2005, we amended our 2004 Non-qualified Stock Option Plan to increase the number of authorized shares available to 4,000,000 shares of common stock. On the same day, we granted 3,000,000 stock options to certain directors, officers, employees and a consultant of our company. The options have an exercise price of $0.30 and expire on April 8, 2010.

On June 28, 2005, we issued 200,000 common shares to an arm's length party for a fair value of $34,000 in consideration of consulting services rendered.

On June 28, 2005, we issued 197,633 common shares to a director to settle a debt of $59,290 for expenses incurred on behalf of our company and director's fees.

Period ending September 30, 2005

On August 31, 2005, we completed $1.25 million private placement for general working capital purposes, consisting of 5 million common shares at a price of $0.25 each.

On September 14, 2005, we completed private placement to raise $450,000 for general working capital purposes, consisting of 1,500,000 common shares at a price of $0.30 each.

All of the above-noted securities were sold in reliance on Regulation S of the Securities Act of 1933. Except for the holders of the common shares issued on June 28, 2005, which were issued pursuant to our Form S-8 registration statement, as amended, filed with the Securities and Exchange Commission, all shareholders are subject to Rule 144 of the Securities Act of 1933 with respect to resale. We qualify for the exemption from registration since we were not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1933, not an investment company, we had a specific business plan at the time we sold the securities, we are not a blank check company, as that term is defined in Rule 419(a)(2) of Regulation C or Rule 504 (a)(3) of Regulation D of the Securities Act of 1933, and the aggregate offering price was less that $1,000,000.

Other than the August 31, 2005 and September 14, 2005 private placements, for which we paid a 7.5% finders fee or $127,500 to an unrelated party, no underwriters were used, and no commissions or other remuneration was paid.

ITEM 27.     EXHIBITS.

Pursuant to Rule 601 of Regulation SB, the following exhibits are included herein or incorporated by reference.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation. (1)
3.2	Bylaws. (1)
3.2	Amended Articles of Incorporation. (11)
4.1	Specimen Stock Certificate. (1)
10.7	Statement of Trustee. (1)
10.8	Letter of Intent regarding the Gold Hill Project. (4)
10.9	Property Option Agreement with Nevada Sunrise LLC regarding the New York Canyon Project. (7)
10.1	2004 Nonqualified Stock Option Plan. (8)
10.11	Convertible Preferred Stock Purchase Agreement date July 29, 2004. (9)
10.12	Debenture Purchase Agreement dated March 9, 2004 with Astra Star Limited. (10)
10.13	Convertible, Callable, Subordinated Debenture dated March 9, 2004 with Astra Star Limited. (10)
10.14	Debenture Purchase Agreement dated March 15, 2004 with Norad Limited. (10)
10.15	Convertible, Callable, Subordinated Debenture dated March 15, 2004 with Norad Limited. (10)
10.16	Debenture Purchase Agreement dated May 15, 2004 with Norad Limited. (11)
10.17	Convertible, Callable, Subordinated Debenture dated May 15, 2004 with Norad Limited. (11)
10.18	Debenture Purchase Agreement dated September 22, 2004 with Norad Limited. (12)
10.19	Convertible, Callable, Subordinated Debenture dated September 22, 2004 with Norad Limited. (12)
10.2	Debenture Purchase Agreement dated November 19, 2004 with Glenkirk International. (12)
10.21	Convertible, Callable, Subordinated Debenture dated November 19, 2004 with Glenkirk International. (12)
10.22	Debenture Purchase Agreement dated February 10, 2005, effective December 14, 2004 with Riannon Limited. (14)
10.23	Convertible, Callable, Subordinated Debenture dated February 10, 2005, effective December 14, 2004 with Riannon Limited. (14)
10.24	Debenture Purchase Agreement dated February 10, 2005 with Riannon Limited. (14)
10.25	Convertible, Callable, Subordinated Debenture dated February 10, 2005 with Riannon Limited. (14)
10.26	Debenture Purchase Agreement dated March 15, 2005 with Riannon Limited. (14)
10.27	Convertible, Callable, Subordinated Debenture dated March 15, 2005 with Riannon Limited. (14)
10.28	Property Option Agreement with Consolidated Global Minerals Ltd. regarding the Tuscarora Gold Project. (10)
10.29	Property Option Agreement with Consolidated Global Minerals Ltd. regarding the Cornucopia Project. (10)
10.30	Letter of Intent with Consolidated Global Minerals Ltd. regarding the Slide Mine and Horsefal Projects. (10)
10.31	Lease Agreement with Jaycor Mining, Inc. (10)
10.32	Publicity Agreement with Capital Financial Media, Inc. (10)
10.33	Consulting Agreement with Kirin Venture Capital Corp. (10)
10.34	Consulting Agreement with Anthony (Tony) R. Harvey (14)

14.1	Code of Ethics. (3)
16.1	Letter from Williams & Webster, P.S. (2)
99.1	Audit Committee Charter. (3)
99.2	Disclosure Committee Charter. (3)
99.3	Stock Purchase Agreement. (5)

(1)	Previously filed as an exhibit to the Registrant's Registration Statement on Form SB-2 filed on April 26, 2000.
(2)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on November 5, 2002.
(3)	Previously filed as an exhibit to the Registrant's Annual Report on Form 10-KSB filed on August 26, 2003.
(4)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on January 30, 2004.
(5)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on February 10, 2004.
(6)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on February 20, 2004.
(7)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on April 8, 2004.
(8)	Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed on June 17, 2004.
(9)	Previously filed as an exhibit to the Registrant's Current Report on Form 8-K filed on August 20, 2004.
(10)	Previously filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for June 30, 2004.
(11)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for September 30, 2004.
(12)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for December 31, 2004.
(13)	Previously filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed on April 6, 2005
(14)	Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for March 31, 2005.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

5.1	Opinion of Conrad C. Lysiak, Attorney at Law
23.1	Consent of Manning Elliott LLP, Chartered Accountants
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 4th day of January, 2006.

ABERDENE MINES LIMITED
(Registrant)

BY:	/s/ Brent Jardine
Brent Jardine, President, Principal Executive Officer and Treasurer

BY:	/s/ Cameron Reynolds
Cameron Reynolds, Principal Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Brent Jardine, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Titles	Date

/s/ Brent Jardine	President, Principal Executive Officer,	January 4, 2006
Brent Jardine	Treasurer and a member of the board
of directors

/s/ Cameron Reynolds	Principal Financial Officer, Principal	January 4, 2006
Cameron Reynolds	Accounting Officer and a member
of the board of directors

/s/ Robert Weicker	Vice-President of Exploration and a	January 4, 2006
Robert Weicker	member of the board of directors

/s/ Milton Datsopoulos	Chairman of the board of directors	January 4, 2006
Milton Datsopoulos

/s/ Timothy Hipsher	A member of the board of directors	January 4, 2006
Timothy Hipsher